Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Coventry Health Care, Inc.
We have audited the accompanying consolidated balance sheets of Coventry Health Care, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coventry Health Care, Inc. at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Coventry Health Care, Inc.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2013 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Baltimore, Maryland
February 27, 2013

Coventry Health Care, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,399,162	$1,579,003
Short-term investments	121,742	116,205
Accounts receivable, net of allowance of $3,336 and $4,716 as of December 31, 2012 and 2011, respectively	272,077	270,263
Other receivables, net	892,815	717,736
Other current assets	196,323	286,301
Total current assets	2,882,119	2,969,508

Long-term investments	2,658,582	2,635,309
Property and equipment, net	266,818	255,485
Goodwill	2,591,488	2,548,834
Other intangible assets, net	318,592	367,533
Other long-term assets	33,389	36,863
Total assets	$8,750,988	$8,813,532

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical liabilities	$1,418,914	$1,308,507
Accounts payable and other accrued liabilities	488,175	695,235
Deferred revenue	137,981	114,510
Current portion of long-term debt	—	233,903
Total current liabilities	2,045,070	2,352,155

Long-term debt	1,585,190	1,584,700
Other long-term liabilities	397,813	365,686
Total liabilities	4,028,073	4,302,541

Stockholders’ equity:
Common stock, $.01 par value; 570,000 authorized 197,080 issued and 134,573 outstanding in 2012 193,469 issued and 141,172 outstanding in 2011	1,971	1,935
Treasury stock, at cost; 62,507 in 2012; 52,297 in 2011	(1,920,749)	(1,583,313)
Additional paid-in capital	1,970,877	1,848,995
Accumulated other comprehensive income, net	69,220	60,469
Retained earnings	4,601,596	4,182,905
Total stockholders’ equity	4,722,915	4,510,991
Total liabilities and stockholders’ equity	$8,750,988	$8,813,532

See accompanying notes to the consolidated financial statements.

Coventry Health Care, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share data)

	For the years ended December 31,
	2012	2011	2010
Operating revenues:
Managed care premiums	$12,926,375	$11,014,950	$10,414,640
Management services	1,186,988	1,171,733	1,173,276
Total operating revenues	14,113,363	12,186,683	11,587,916
Operating expenses:
Medical costs	10,853,774	9,041,402	8,265,947
Cost of sales	266,803	283,544	252,052
Selling, general and administrative	2,080,236	2,016,042	1,961,947
Provider class action - (release) / charge	—	(159,300)	278,000
Depreciation and amortization	152,859	136,865	140,685
Total operating expenses	13,353,672	11,318,553	10,898,631

Operating earnings	759,691	868,130	689,285

Interest expense	99,468	99,062	80,418
Other income, net	124,312	89,033	77,667

Earnings before income taxes	784,535	858,101	686,534

Provision for income taxes	297,472	314,996	247,918

Net earnings	$487,063	$543,105	$438,616

Net earnings per common share:
Basic earnings per common share	$3.54	$3.70	$2.96
Diluted earnings per common share	$3.52	$3.67	$2.94

Cash dividends declared per common share	0.500	—	—

Other comprehensive income (loss), net of tax:
Unrealized investment holding gains	54,626	48,274	10,501
Reclassification adjustment, net	(40,355)	(17,046)	(11,034)
Income tax (provision) benefit	(5,520)	(11,840)	208
Other comprehensive income (loss), net of tax	8,751	19,388	(325)

Comprehensive income	$495,814	$562,493	$438,291

See accompanying notes to the consolidated financial statements.

Coventry Health Care, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2012, 2011 and 2010
(in thousands, except shares which are in millions)

			Treasury	Additional	Accumulated Other		Total
	Common Stock		Stock,	Paid-In	Comprehensive	Retained	Stockholders’
	Shares	Amount	at Cost	Capital	Income (Loss), Net	Earnings	Equity
Balance, December 31, 2009	190.5	$1,905	$(1,282,054)	$1,750,113	$41,406	$3,201,184	$3,712,554
Net earnings						438,616	438,616
Other comprehensive loss, net of tax					(325)		(325)
Employee stock plans activity	1.0	10	13,598	34,713			48,321
Treasury shares acquired			—				—
Dividends declared						—	—
Balance, December 31, 2010	191.5	$1,915	$(1,268,456)	$1,784,826	$41,081	$3,639,800	$4,199,166
Net earnings						543,105	543,105
Other comprehensive income, net of tax					19,388		19,388
Employee stock plans activity	2.0	20	12,866	64,169			77,055
Treasury shares acquired			(327,723)				(327,723)
Dividends declared						—	—
Balance, December 31, 2011	193.5	$1,935	$(1,583,313)	$1,848,995	$60,469	$4,182,905	$4,510,991
Net earnings						487,063	487,063
Other comprehensive income, net of tax					8,751		8,751
Employee stock plans activity	3.6	36	(9,436)	121,882			112,482
Treasury shares acquired			(328,000)				(328,000)
Dividends declared						(68,372)	(68,372)
Balance, December 31, 2012	197.1	$1,971	$(1,920,749)	$1,970,877	$69,220	$4,601,596	$4,722,915

See accompanying notes to the consolidated financial statements.

Coventry Health Care, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net earnings	$487,063	$543,105	$438,616
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	152,859	136,865	140,685
Amortization of stock compensation	29,643	40,530	40,532
Deferred income tax provision / (benefit)	27,896	35,760	(27,364)
RADV Release	(132,977)	—	—
RADV Release – deferred tax adjustment	50,531	—	—
Provider class action – (release) / charge	—	(159,300)	278,000
Provider class action – deferred tax adjustment	—	58,145	(103,385)
Other adjustments	(27,731)	13,968	18,586
Changes in assets and liabilities, net of effects of the purchase of subsidiaries:
Provider class action – settlement	—	(150,500)	—
Accounts receivable, net	22,508	7,287	(2,389)
Other receivables, net	(168,479)	(198,479)	(2,399)
Medical liabilities	57,073	68,272	(439,265)
Accounts payable and other accrued liabilities	(76,561)	68,605	(46,174)
Other changes in assets and liabilities	48,819	(63,099)	(23,191)
Net cash from operating activities	470,644	401,159	272,252
Cash flows from investing activities:
Capital expenditures, net	(89,064)	(62,085)	(63,257)
Proceeds from sales of investments	1,367,133	1,790,877	561,457
Proceeds from maturities of investments	247,524	261,753	573,625
Purchases of investments	(1,595,596)	(2,584,935)	(819,808)
Payments for acquisitions, net	(54,945)	(7,616)	(102,356)
Net cash from investing activities	(124,948)	(602,006)	149,661
Cash flows from financing activities:
Proceeds from issuance of stock	87,671	44,624	15,484
Payments for repurchase of stock	(339,985)	(336,219)	(4,888)
Proceeds from issuance of debt, net	—	589,867	—
Repayment of debt	(233,903)	(380,029)	—
Excess tax benefit from stock compensation	12,210	7,619	2,925
Payments for cash dividends	(51,530)	—	—
Net cash from financing activities	(525,537)	(74,138)	13,521
Net change in cash and cash equivalents	(179,841)	(274,985)	435,434
Cash and cash equivalents at beginning of period	1,579,003	1,853,988	1,418,554
Cash and cash equivalents at end of period	$1,399,162	$1,579,003	$1,853,988
Supplemental disclosure of cash flow information:
Cash paid for interest	$102,238	$91,875	$77,973
Income taxes paid, net	$175,511	$264,556	$471,479

See accompanying notes to the consolidated financial statements.

COVENTRY HEALTH CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012, 2011 and 2010
A. ORGANIZATION, SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND SIGNIFICANT EVENTS
Coventry Health Care, Inc. (together with its subsidiaries, the “Company” or “Coventry”) is a diversified national managed health care company based in Bethesda, Maryland, dedicated to delivering high-quality health care solutions at an affordable price. The Company provides a full portfolio of risk and fee-based products including Medicare and Medicaid programs, group and individual health insurance, workers’ compensation solutions, and network rental services. With a presence in every state in the nation, Coventry’s products currently serve approximately 5 million individuals helping them receive the greatest possible value for their health care investment.
Since the Company began operations in 1987 with the acquisition of the American Service Companies entities, including Coventry Health and Life Insurance Company, the Company has grown substantially through acquisitions. See Note C, Acquisitions, to the consolidated financial statements for information on the Company’s recent acquisitions.
Proposed Merger
 On August 19, 2012, the Company, Aetna Inc. (“Aetna”) and Jaguar Merger Subsidiary, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger, pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into Coventry, with the Company surviving the merger as a wholly-owned subsidiary of Aetna (the “Merger”). A copy of the Agreement and Plan of Merger was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 20, 2012. The Company subsequently entered into Amendment No. 1 and Amendment No. 2 to the Agreement and Plan of Merger, which were filed as Exhibits 2.1 to the Company’s Current Report on Form 8-K filed on October 23, 2012 and November 21, 2012, respectively. As used herein, the “Merger Agreement” means the Agreement and Plan of Merger, by and among Coventry, Aetna and Merger Sub, as amended. Under the terms of the Merger Agreement, the Company’s shareholders will receive $27.30 in cash, without interest, and 0.3885 of an Aetna common share for each share of Coventry common stock. The total transaction was estimated at approximately $7.3 billion, including the assumption of Coventry debt, based on the closing price of Aetna common shares on August 17, 2012.
On November 21, 2012, the Company’s stockholders voted at the stockholder special meeting to approve the adoption of the Merger Agreement. Of the 104,941,398 shares voting at the special meeting of stockholders, more than 99% voted in favor of the adoption of the Merger Agreement, which represented approximately 78% of the Company’s total outstanding shares of common stock as of the October 15, 2012 record date.
The consummation of the Merger is subject to customary closing conditions, including, among others, the absence of certain legal impediments to the consummation of the Merger, the receipt of specified governmental consents and approvals, the early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and, subject to certain exceptions, the accuracy of representations and warranties made by Coventry and Aetna, respectively, and compliance by Coventry and Aetna with their respective obligations under the Merger Agreement. The Merger is not expected to close until mid-2013.
Significant Accounting Policies
Basis of Presentation – The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All inter-company transactions have been eliminated.  Certain prior year amounts have been reclassified to conform to the current year presentation.
Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.
Significant Customers – The Company’s health plan commercial risk products are diversified across a large customer base and no customer group comprises 10% or more of Coventry’s managed care premiums. The Company received 11.7%, 10.0% and 11.2% of its management services revenue from a single customer, Mail Handlers Benefit Plan (“MHBP”), for the years ended December 31, 2012, 2011 and 2010, respectively.
The Company received 34.2%, 32.7% and 35.6% of its managed care premiums for the years ended December 31, 2012, 2011 and 2010, respectively, from the federal Medicare program throughout its various health plan markets and from national Medicare Part D products.  The increase in 2012 is primarily due to higher Medicare Part D membership as a result of the addition of eight auto assign regions in 2012 as well as an increase in product offerings from two in 2011 to three in 2012. The decline in 2011 is primarily due to lower Medicare Part D membership as a result of the loss of auto assign regions as well as a reduction in product offerings from five in 2010 and two in 2011.
The Company also received 21.7%, 12.5% and 10.9% of its managed care premiums for the years ended December 31, 2012, 2011 and 2010, respectively, from state-sponsored Medicaid programs throughout its various health plan markets. The increase in 2012 is primarily as a result of the contract with the Commonwealth of Kentucky to provide services for the Commonwealth’s Medicaid program and the acquisition of Children’s Mercy’s Family Health Partners (“FHP”) with Medicaid membership in Kansas and Missouri. The Kentucky contract was awarded effective in the fourth quarter of 2011, and the acquisition of FHP was completed in the first quarter of 2012. The increase is also due to same-store growth in the Company’s Missouri market and expansion into new regions in the Company’s Nebraska, Pennsylvania and Virginia markets during the third quarter of 2012. In 2012, the Commonwealth of Kentucky and the State of Missouri accounted for 33.2%, and 23.8% of the Company’s Medicaid premiums, respectively.
Cash and Cash Equivalents – Cash and cash equivalents consist principally of money market funds, commercial paper, certificates of deposit, and Treasury bills. The Company considers all highly liquid securities purchased with an original maturity of three months or less to be cash equivalents.
Investments – The Company accounts for investments in accordance with the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) Topic 320-10, “Accounting for Certain Investments in Debt and Equity Securities,” ASC Topic 320-10, “Accounting for Debt Securities After an Other-than-Temporary Impairment,” and Accounting Standards Update (“ASU”) 2010-6, “Improving Disclosures about Fair Value Measurements.”  The Company invests primarily in fixed income securities and classifies all of its investments as available-for-sale. Investments are evaluated on an individual security basis at least quarterly to determine if declines in value are other-than-temporary. In making that determination, the Company considers all available evidence relating to the realizable value of a security. This evidence is reviewed at the individual security level and includes, but is not limited to, the following:

•	the length of time and the extent to which the fair value has been less than the amortized cost basis;

•	adverse conditions specifically related to the security, an industry or geographic area;

•	the historical and implied volatility of the fair value of the security;

•	the payment structure of the debt security and the likelihood of the issuer being able to make payments that increase in the future;

•	failure of the issuer of the security to make scheduled interest or principal payments;

•	any changes to the rating of the security by a rating agency;

•	recoveries or additional declines in fair value subsequent to the balance sheet date; and

•	if the Company has decided to sell the security or it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost.
For debt securities, if the Company intends to either sell or determines that it will more-likely-than-not be required to sell a debt security before recovery of the entire amortized cost basis or maturity of the debt security, the Company recognizes the entire impairment in earnings.  If the Company does not intend to sell the debt security and the Company determines that it will not more-likely-than-not be required to sell the debt security but it does not expect to recover the entire amortized cost basis, the impairment is bifurcated into the amount attributed to the credit loss, which is recognized in earnings, and all other cases, which are recognized in other comprehensive income. Realized gains and losses on the sale of investments are determined on a specific identification basis.
Investments with original maturities in excess of three months and less than one year are classified as short-term investments and generally consist of corporate bonds, U.S. Treasury notes and commercial paper. Long-term investments have original maturities in excess of one year and primarily consist of fixed income securities.
Other Receivables – Other receivables include pharmacy rebate receivables of $305.4 million and $280.5 million at December 31, 2012 and 2011, respectively.  Other receivables also include Medicare Part D program related risk share and subsidy receivables (discussed below under “Revenue Recognition”), Medicare risk adjuster receivables, Office of Personnel Management (“OPM”) receivables, interest receivables, and any other receivables that do not relate to premiums.  The increase in other receivables during 2012 primarily resulted from the net Medicare Part D subsidy receivables (risk share, reinsurance subsidy, low-income subsidy and coverage gap subsidy) related to the 2012 plan year that we expect to collect when the plan year is settled in 2013. This increase was partially offset by the 2011 plan year settlement collected in 2012.
Other Current Assets – Other Current Assets primarily include deferred tax assets and also include prepaid expenses.  See Note N, Income Taxes, to the consolidated financial statements for additional information.

Property and Equipment – Property, equipment and leasehold improvements are recorded at cost. Depreciation is computed using the straight-line method over the shorter of the estimated lives of the related assets or over the term of the respective leases, if applicable.  The estimated useful lives of the Company’s property and equipment are between three to thirty years.  In accordance with ASC 350-40, “Internal-Use Software,” the cost of internally developed software is capitalized and included in property and equipment. The Company capitalizes costs incurred during the application development stage for the development of internal-use software. These costs primarily relate to payroll and payroll-related costs for employees along with costs incurred for external consultants who are directly associated with the internal-use software project. See Note E, Property and Equipment, to the consolidated financial statements for additional information.
Other Long-term Assets – Long-term assets primarily include assets associated with senior note issuance costs and reinsurance recoveries. The reinsurance recoveries were obtained with the acquisition of First Health Group Corporation (“FHGC”) and are related to certain life insurance receivables from a third party insurer for liabilities that have been ceded to that third party insurer.
Business Combinations, Accounting for Goodwill and Other Intangibles – The Company accounts for Business Combinations in accordance with ASC Topic 805-10, “Business Combinations” and accounts for goodwill and other intangibles in accordance with ASC  Topic 350-10, “Intangibles – Goodwill and Other” and ASU 2011-8, “Intangibles – Goodwill and Other (Topic 350):  Testing Goodwill for Impairment.”  Goodwill and other intangible assets that have indefinite lives are subject to a periodic assessment for impairment. ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350, Intangibles-Goodwill and Other.
The Company’s annual impairment test date is October 1 of each fiscal year. However, each year the Company could be required to evaluate the recoverability of goodwill and other indefinite lived intangible assets prior to the required annual assessment if there is any indication of a potential impairment.  Those indications may include experiencing disruptions to business, unexpected significant declines in operating results, regulatory actions (such as health care reform) that may affect operating results, divestiture of a significant component of the business or a sustained decline in market capitalization. The Company has six reporting units: Health Plan Commercial, Health Plan Government, Network Rental, MHNet, Workers’ Compensation and Medicare Part D.
The Company performed a goodwill impairment analysis at the reporting unit level and determined that there were no impairments.  The Company believes that the fair value of its reporting units are substantially in excess of their carrying values and not at risk of failing step one of the quantitative impairment test in the near term. The Company’s goodwill impairment analysis begins with an assessment of qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value as a basis for determining whether it is necessary to perform the two-step quantitative goodwill impairment test. In evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company considers factors outlined in ASU2011-08, “Intangibles-Goodwill and Other (Topic 350),” including, but not limited to:

•
Macroeconomic conditions such as a deterioration in general economic conditions, limitations on accessing capital, fluctuations in foreign exchange rates, or other developments in equity and credit markets;

•
Industry and market considerations such as a deterioration in the environment in which the Company operates, an increased competitive environment, a decline in market-dependent multiples or metrics (considered in both absolute terms and relative to peers), a change in the market for the Company’s products or services, or a regulatory or political development;

•	Cost factors such as increases in raw materials, labor, or other costs that have a negative effect on earnings and cash flows;

•	Overall financial performance such as negative or declining cash flows or a decline in actual or planned revenue or earnings compared with actual and projected results of relevant prior periods;

•	Other relevant entity-specific events such as changes in management, key personnel, strategy, or customers; contemplation of bankruptcy; or litigation;

•
Events affecting a reporting unit such as a change in the composition or carrying amount of its net assets, a more-likely-than-not expectation of selling or disposing all, or a portion, of a reporting unit, the testing for recoverability of a significant asset group within a reporting unit, or recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit; and

•	If applicable, a sustained decrease in share price (considered in both absolute terms and relative to the Company’s peers).

If the Company determines that it is more likely than not that the fair value of the reporting unit is less than its carrying value, then the two-step quantitative goodwill impairment test is performed. The goodwill quantitative impairment test, if necessary, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and no further testing is performed. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, the Company records an impairment charge equal to the difference.  Impairment charges are recorded in the period incurred.
For the quantitative impairment analysis, the Company relies on both the income and market approaches. The income approach is based on the present value of expected future cash flows. The income approach involves estimating the present value of our estimated future cash flows utilizing a risk adjusted discount rate. The market approach estimates the Company’s fair value by comparing Coventry to similar publicly traded entities and also by analyzing the recent sales of similar companies. The approaches are reviewed together for consistency and commonality.
While the Company believes it has made reasonable estimates and assumptions, in its quantitative impairment analysis, to calculate the fair values of the reporting units and other intangible assets, it is possible a material change could occur.  Under the income approach, the Company assumed certain growth rates, capital expenditures, discount rates and terminal growth rates in its calculations. If the assumptions used in the Company’s fair-value-based tests differ from actual results, the estimates underlying its goodwill impairment tests could be adversely affected.
The fair value of the indefinite-lived intangible asset is estimated and compared to the carrying value.  The Company estimates the fair value of the indefinite-lived intangible asset using an income approach. The income approach is based on the present value of expected future cash flows. The income approach involves estimating the present value of the Company’s estimated future cash flows utilizing a risk adjusted discount rate. Under the income approach, the Company assumed certain growth rates, capital expenditures, discount rates and terminal growth rates in its calculations. The Company recognizes an impairment loss when the estimated fair value of the indefinite-lived intangible asset is less than the carrying value.
Other acquired intangible assets are separately recognized upon meeting certain criteria. Such intangible assets include, but are not limited to, trade and service marks, provider contracts, customer lists and licenses. An intangible asset that is subject to amortization is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company amortizes other acquired intangible assets with finite lives using the straight-line method over the estimated economic lives of the assets, ranging from three to twenty years.
See Note D, Goodwill and Other Intangible Assets, to the consolidated financial statements for disclosure related to these assets.
Medical Liabilities and Expense – Medical liabilities consist of actual claims reported but not paid and estimates of health care services incurred but not reported. The estimated claims incurred but not reported are based on historical data, current enrollment, health service utilization statistics and other related information. In determining medical liabilities, the Company employs standard actuarial reserve methods that are specific to each market’s membership, product characteristics, geographic territories and provider network. The Company also considers utilization frequency and unit costs of inpatient, outpatient, pharmacy and other medical expenses, as well as claim payment backlogs and the timing of provider reimbursements. The Company also establishes reserves, if required, for the probability that anticipated future health care costs and contract maintenance costs under the group of existing contracts will exceed anticipated future premiums and reinsurance recoveries on those contracts. For purposes of premium deficiency reserves, contracts are grouped in a manner consistent with the Company’s method of acquiring, servicing and measuring the profitability of such contracts. If established, the premium deficiency reserves would be expected to cover losses until the next policy renewal dates for the related policies.  Once established, premium deficiency reserves are released straight-line over the remaining life of the contract. No premium deficiency reserves were established at December 31, 2012 or 2011. These accruals are continually monitored and reviewed, and as settlements are made or accruals adjusted, differences are reflected in current operations. Changes in assumptions for medical costs caused by changes in actual experience could cause these estimates to change in the near term.

The following table presents the components of the change in medical claims liabilities for the years ended December 31, 2012, 2011 and 2010, respectively (dollars in thousands).

	2012	2011	2010
Medical liabilities, beginning of year	$1,308,507	$1,237,690	$1,605,407
Acquisitions (1)	50,261	—	71,548
Reported Medical Costs
Current year	10,984,974	9,163,009	8,507,460
Prior year development	(131,200)	(121,607)	(241,513)
Total reported medical costs	10,853,774	9,041,402	8,265,947
Claim Payments
Payments for current year	9,721,411	7,953,744	7,491,891
Payments for prior year	1,070,398	989,783	1,185,476
Total claim payments	10,791,809	8,943,527	8,677,367
Change in Part D Related Subsidy Liabilities	(1,819)	(27,058)	(27,845)
Medical liabilities, end of year	$1,418,914	$1,308,507	$1,237,690
Supplemental Information:
Prior year development (2)	1.5%	1.5%	2.2%
Current year paid percent (3)	88.5%	86.8%	88.1%

(1)	Acquisition balances represent medical liabilities of the acquired company as of the applicable acquisition date.

(2)	Prior year reported medical costs in the current year as a percentage of prior year reported medical costs.

(3)	Current year claim payments as a percentage of current year reported medical costs.
The negative medical cost amounts noted as “prior year development” are favorable adjustments for claim estimates being settled for amounts less than originally anticipated. As noted above, these favorable developments from original estimates occur due to changes in medical utilization, mix of provider rates and other components of medical cost trends. Medical claim liabilities are generally paid within several months of the member receiving service from the provider. Accordingly, the 2012 prior year development relates almost entirely to claims incurred in calendar year 2011.
The change in Medicare Part D related subsidy liabilities identified in the table above represent subsidy amounts received from Centers for Medicare & Medicaid Services (“CMS”) for reinsurance, coverage gap and for cost sharing related to low-income individuals. These subsidies are recorded in medical liabilities and the Company does not recognize premium revenue or claims expense for these subsidies.
Other Long-term Liabilities – Other long-term liabilities consist primarily of deferred tax liabilities, liability for unrecognized tax benefits and liabilities associated with the 401(k) Restoration and Deferred Compensation Plan. See Note I, Employee Benefit Plans to the consolidated financial statements for more information.
Comprehensive Income – Comprehensive income includes net earnings and unrealized net gains and losses on investment securities. Other comprehensive income is net of reclassification adjustments to adjust for items currently included in net earnings, such as realized gains and losses on investment securities. The deferred tax provision for holding gains arising from investment securities during the years ended December 31, 2012, 2011 and 2010 was $21.1 million, $18.3 million, and $4.1 million, respectively.  The deferred tax provision for reclassification adjustments for gains included in net earnings on investment securities during the years ended December 31, 2012, 2011 and 2010 was $15.6 million, $6.5 million, and $4.3 million, respectively.
Revenue Recognition – Managed care premiums are recorded as revenue in the month in which members are entitled to service. Premiums are based on a per subscriber contract rate and the subscribers in the Company’s records at the time of billing. Premium billings are generally sent to employers in the month preceding the month of coverage. Premium billings may be subsequently adjusted to reflect changes in membership as a result of retroactive terminations, additions or other changes.  Payments received in advance of the period of coverage are recognized as deferred revenue. The Company also receives premium payments from CMS on a monthly basis for its Medicare membership. Membership and category eligibility are periodically reconciled with CMS and such reconciliations could result in adjustments to revenue.  CMS uses a risk adjustment model to determine premium payments to health plans.  This risk adjustment model apportions premiums paid to all health plans according to health severity based on diagnosis data provided to CMS.  The Company estimates risk adjustment revenues based on the diagnosis data submitted to CMS.  Changes in revenue from CMS resulting from the periodic changes in risk adjustments scores for the Company’s membership are recognized when the amounts become determinable and the collectibility is reasonably assured.
The Company also receives premium payments on a monthly basis from the state Medicaid programs with which the Company contracts for the Medicaid members for whom it provides health coverage. Membership and category eligibility are periodically reconciled with the state Medicaid programs and such reconciliations could result in adjustments to revenue. Premiums collected in advance are recorded as deferred revenue.
The Medicare Part D program gives beneficiaries access to prescription drug coverage.  The Company has been awarded contracts by CMS to offer various Medicare Part D plans on a nationwide basis, in accordance with guidelines put forth by the agency. Payments from CMS under these contracts include amounts for premiums, amounts for risk corridor adjustments, and amounts for coverage gap, reinsurance and low-income cost subsidies.
Subsidy amounts received from CMS for coverage gap, reinsurance and for cost sharing related to low-income individuals are recorded in medical liabilities and will offset medical costs when paid. The Company does not recognize premium revenue or claims expense for these subsidies as the Company does not incur any risk with this part of the program. A reconciliation of the final risk sharing, low-income subsidy and reinsurance subsidy amounts is performed following the end of each contract year.  A reconciliation of the coverage gap discount subsidies is performed quarterly.
The Company recognizes premium revenue for the Medicare Part D program ratably over the contract period for providing insurance coverage. Regarding the CMS risk corridor provision, an estimated risk sharing receivable or payable is recognized based on activity-to-date. Activity for CMS risk sharing is accumulated at the contract and plan benefit package level and recorded within the consolidated balance sheet in other receivables or other accrued liabilities depending on the net contract balance at the end of the reporting period with corresponding adjustments to premium revenue. Costs for covered prescription drugs are expensed as incurred.
The table below summarizes the CMS receivables and payables, for all contract years, at December 31, 2012 and 2011, respectively (in thousands).

	December 31, 2012	December 31, 2011
Total Medicare Part D CMS Receivables, net	$381,006	$299,837
Total Medicare Part D CMS Payables, net	$(3,091)	$(3,619)

The CMS risk sharing receivables are included in other receivables while the CMS risk sharing payables are included in accounts payable and other accrued liabilities. The coverage gap, reinsurance and low-income subsidy receivables are included in other receivables while the coverage gap, reinsurance and low-income subsidy payables are included in medical liabilities.
The Company has quota share arrangements on business with certain individual and employer groups with some of its Medicare distribution partners covering portions of the Company’s Medicare Part D and, previously, Medicare PFFS products.  The Medicare PFFS products were not renewed for the 2010 plan year and, accordingly, the quota share arrangements were discontinued with a three year run out provision.  As a result of the quota share arrangements, for the years ended December 31, 2012, 2011, and 2010, the Company ceded premium revenue of $45.3 million, $43.3 million and $49.8 million, respectively, and the associated medical costs to these partners.  The ceded amounts are excluded from the Company’s results of operations. The Company is not relieved of its primary obligation to the policyholder under this ceding arrangement.
Management services revenue is generally a fixed administrative fee, provided on a predetermined contractual basis or on a percentage-of-savings basis, for access to the Company’s health care provider networks and health care management services, for which it does not assume underwriting risk. Percentage of savings revenue is determined using the difference between charges billed by contracted medical providers and the contracted reimbursement rates for the services billed and is recognized based on claims processed. The management services the Company provides typically include health care provider network access, clinical management, pharmacy benefit management, bill review, claims repricing, claims processing, utilization review and quality assurance.
Revenue for pharmacy benefit management services for the Workers’ Compensation business is derived on a pre-negotiated amount per pharmacy claim which includes the cost of the pharmaceutical.  Revenue and a corresponding cost of sales to a third-party vendor related to the sale of pharmaceuticals is recorded when a pharmacy transaction is processed by the Company.  No pharmacy rebate revenue is collected or recorded related to the Company’s Workers’ Compensation business.

Based on information received subsequent to premium billings being sent, historical trends, bad debt write-offs and the collectibility of specific accounts, the Company estimates, on a monthly basis, the amount of bad debt and future retroactivity and adjusts its revenue and reserves accordingly.
Premiums for services to federal employee groups are subject to audit and review by the OPM on a periodic basis. Such audits are usually a number of years in arrears. The Company estimates and records reserves for audit and other contract adjustments for both its managed care contracts and experience rated plans based on appropriate guidelines and historical results.  Adjustments are recorded as additional information regarding the audits and reviews becomes available. Any differences between actual results and estimates are recorded in the period the audits are finalized.
CMS periodically performs audits and may seek return of premium payments made to the Company if risk adjustment factors are not properly supported by medical record data.  The Company estimates and records reserves for CMS audits based on information available at the time the estimates are made.  The judgements and uncertainties affecting the application of these policies include, among other things, significant estimates related to the amount of hierarchical condition category (“HCC”) revenue subject to audit, anticipated error rates, sample methodologies, confidence intervals, enrollee selection, and payment error extrapolation methodology.  During the year ended December 31, 2012, CMS released a “Notice of Final Payment Error Calculation Methodology for Part C Medicare Advantage Risk Adjustment Data Validation (“RADV”) Contract-Level Audits.” Most importantly, CMS announced which contract years are subject to the CMS RADV audits and other core areas of the audit methodology. As a result of this notice, the Company released RADV reserves, for contract years 2007 through 2011, resulting in an increase in operating earnings of $133.0 million during the year ended December 31, 2012, all of which occurred in the first quarter of 2012.
Effective in 2011, as required by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, “PPACA”), commercial health plans with medical loss ratios (“MLR”) on fully insured products that fall below certain targets are required to rebate ratable portions of their premiums annually. The mandated minimum MLR targets (as calculated under the definitions in PPACA and related regulations), for health plans such that the percentage of health coverage premium revenue spent on health care medical costs and quality improvement expenses, are set at 85% for large employer groups, 80% for small employer groups and 80% for individuals, subject to state-specific exceptions.  The potential for and size of the rebates are measured by regulated subsidiary, state and market segment (individual, small group and large group).  Accordingly, in the current year, the Company has recorded a rebate estimate in the “accounts payable and other accrued liabilities” line in the accompanying balance sheet and as contra-revenue in “managed care premiums” in the accompanying statements of operations and comprehensive income.  The Company estimates the rebate liability based on judgments and estimated information, including utilization, unit cost trends, quality improvement costs, and product pricing, features and benefits.  If actual experience varies from the Company’s estimates or future regulatory guidance differs from its current judgments, the actual rebate liability could differ from the Company’s estimates.
Cost of Sales – Cost of sales consists of the expense for prescription drugs provided by the Company’s Workers’ Compensation pharmacy benefit manager and for the independent medical examinations performed by physicians on injured workers.  These costs are associated with fee-based products and exclude the cost of drugs related to the risk products recorded in medical costs.
Contract Acquisition Costs – Costs related to the acquisition of customer contracts, such as commissions paid to outside brokers, are paid on a monthly basis and expensed as incurred.  For the Medicare Advantage Coordinated Care Plans (“Medicare Advantage CCP”) business, the Company advances commissions and defers amortization of these costs to the period in which revenue associated with the acquired customer is earned, which is generally not more than one year, and are recorded in the “other current assets” line in the accompanying balance sheet.
Income Taxes – The Company files a consolidated federal tax return for the Company and its subsidiaries. The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes.” The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.  The realization of total deferred tax assets is contingent upon the generation of future taxable income in the tax jurisdictions in which the deferred tax assets are located.  Taxable income includes the effect of the reversal of deferred tax liabilities.  Valuation allowances are provided to reduce such deferred tax assets to amounts more-likely-than-not to be ultimately realized.
Earnings Per Common Share – Earnings per common share (“EPS”) is calculated under the two-class method under which all earnings (distributed and undistributed) are allocated to each class of common stock and participating securities based on their respective rights to receive dividends. Coventry grants restricted stock to certain employees under its stock-based compensation program, which entitles recipients to receive non-forfeitable cash dividends during the vesting period on a basis equivalent to the dividends paid to holders of common stock. Basic EPS is calculated using the weighted average number of common shares outstanding during the period. Diluted EPS assumes the exercise of all options. Options issued under the stock-based compensation program that have an antidilutive effect are excluded from the computation of diluted EPS. Potential common stock equivalents to purchase 5.6 million, 6.5 million and 10.0 million shares for the years ended December 31, 2012, 2011 and 2010, respectively, were excluded from the computation of diluted earnings per common share because the potential common stock equivalents were antidilutive.
Other Income, net – Other income, net includes interest income, net of fees, realized gains and losses on sales of investments and charges on the other-than-temporary impairment of investment securities.
New Accounting Standards
In October 2012, the FASB issued ASU No. 2012-04, “Technical Corrections and Improvements.” The amendments in this Update cover a wide range of topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. ASU 2012-04 will be effective for fiscal periods beginning after December 15, 2012. The Company will adopt these amendments beginning in fiscal year 2013. The adoption of ASU 2012-04 is not expected to materially affect the Company’s financial position or results of operations and comprehensive income.
In July 2012, the FASB issued ASU 2012-02, “Intangibles - Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” ASU 2012-02 permits an entity to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is “more likely than not” that the indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Codification Subtopic 350-30, Intangibles-Goodwill and Other, General Intangibles Other Than Goodwill. ASU 2012-02 was effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company adopted ASU 2012-02 effective January 1, 2012 for its 2012 annual impairment test. The adoption of ASU 2012-02 did not materially affect the Company’s financial position or results of operations and comprehensive income.
In September 2011, the FASB issued ASU 2011-08, “Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350, Intangibles-Goodwill and Other. ASU 2011-08 was effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company adopted ASU 2011-08 effective January 1, 2012, and it did not materially affect the Company’s financial position or results of operations and comprehensive income.
In July 2011, the FASB issued ASU 2011-06, “Other Expenses (Topic 720): Fees Paid to the Federal Government by Health Insurers.” ASU 2011-06 addresses the timing, recognition and classification of the annual health insurance industry assessment fee imposed on health insurers by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, “PPACA”). The mandatory annual fee of health insurers will be imposed for each calendar year beginning on or after January 1, 2014. This update requires that the liability for the fee be estimated and recorded in full once the entity provides qualifying health insurance in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized to expense using a straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. Although the federally mandated annual fee will be material, the adoption of ASU 2011-06 is not expected to materially affect the Company’s financial position or results of operations and comprehensive income.
In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” ASU 2011-05 allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in one continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. Also, reclassification adjustments between comprehensive income and net income must be presented on the face of the financial statements or the accompanying footnotes. ASU 2011-05 was effective for fiscal years and interim periods beginning after December 15, 2011, with early adoption permitted. The Company adopted ASU 2011-05 effective January 1, 2012 by presenting one continuous statement of comprehensive income. Other than a change in presentation, the adoption of ASU 2011-05 did not affect the Company’s financial position or results of operations and comprehensive income.
In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards.” ASU 2011-04 requires additional fair value measurement disclosures, including: (a) quantitative information about the significant unobservable inputs used for Level 3 fair value measurements, a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs, and a description of a company’s valuation process, (b) any transfers between Level 1 and 2, (c) information about when the current use of a non-financial asset measured at fair value differs from its highest and best use, and (d) the hierarchy classification for items whose fair value is not recorded on the balance sheet but is disclosed in the notes. ASU 2011-04 was effective for fiscal periods beginning after December 15, 2011. The Company adopted these disclosure requirements effective January 1, 2012, as required. The adoption of ASU 2011-04 did not affect the Company’s financial position or results of operations and comprehensive income.

B. SEGMENT INFORMATION
During the first quarter of 2012, the Company reorganized the executive management team to better align resources and provide continued focus on areas of future growth. As a result of this reorganization, the Company realigned its segments during the first quarter of 2012 to reflect the manner in which the chief operating decision maker reviews financial information. As a result, the Company has the following three reportable segments:  Commercial Products, Government Programs and Workers’ Compensation.  Each of these segments, which the Company also refers to as “Divisions,” is separately managed and provides separate operating results that are evaluated by the Company’s chief operating decision maker.
The Commercial Products Division is primarily comprised of the Company’s traditional health plan based Commercial and Individual Risk business. Additionally, through this Division the Company contracts with various federal employee organizations to provide health insurance benefits under the Federal Employees Health Benefits Program (“FEHBP”) and offers administrative services only products to businesses that self-insure their health benefits managed care. This Division also contains the dental services, network rental and behavioral health benefits products.
The Government Programs Division includes the Company’s Medicare Part D and traditional health plan based Medicare Advantage CCP and Medicaid products.
The Workers’ Compensation Division is comprised of fee-based, managed care services, such as provider network access, bill review, pharmacy benefit management, durable medical equipment and ancillary services, and care management services to underwriters and administrators of workers’ compensation insurance.
The tables below summarize the operating results of the Company’s reportable segments through the gross margin level, as that is the measure of profitability used by the chief operating decision maker to assess segment performance and make decisions regarding the allocation of resources. A reconciliation of gross margin to operating earnings at a consolidated level is also provided. Total assets by reportable segment are not disclosed as these assets are not reviewed separately by the Company’s chief operating decision maker. The dollar amounts in the segment tables are presented in thousands. The Company’s segment presentation for the prior years have been reclassified to conform to the 2012 presentation.

	Year Ended December 31, 2012
	Commercial Products Division	Government Programs Division	Workers’ Compensation	Elim.	Total
Operating revenues
Managed care premiums	$5,737,626	$7,236,240	$—	$(47,491)	$12,926,375
Management services	429,209	—	757,779	—	1,186,988
Total operating revenues	6,166,835	7,236,240	757,779	(47,491)	14,113,363
Medical costs	4,649,073	6,252,192	—	(47,491)	10,853,774
Cost of sales	—	—	266,803	—	266,803
Gross margin	$1,517,762	$984,048	$490,976	$—	$2,992,786
Selling, general and administrative					2,080,236
Depreciation and amortization					152,859
Operating earnings					$759,691

	Year Ended December 31, 2011
	Commercial Products Division	Government Programs Division	Workers’ Compensation	Elim.	Total
Operating revenues
Managed care premiums	$6,053,178	$4,990,770	$—	$(28,998)	$11,014,950
Management services	387,949	—	783,784	—	1,171,733
Total operating revenues	6,441,127	4,990,770	783,784	(28,998)	12,186,683
Medical costs	4,891,471	4,178,929	—	(28,998)	9,041,402
Cost of sales	—	—	283,544	—	283,544
Gross margin	$1,549,656	$811,841	$500,240	$—	$2,861,737
Selling, general and administrative					2,016,042
Provider class action - (release)/charge					(159,300)
Depreciation and amortization					136,865
Operating earnings					$868,130

	Year Ended December 31, 2010
	Commercial Products Division	Government Programs Division	Workers’ Compensation	Elim.	Total
Operating revenues
Managed care premiums	$5,564,834	$4,851,756	$—	$(1,950)	$10,414,640
Management services	418,221	—	755,055	—	1,173,276
Total operating revenues	5,983,055	4,851,756	755,055	(1,950)	11,587,916
Medical costs	4,323,704	3,944,193	—	(1,950)	8,265,947
Cost of sales	—	—	252,052	—	252,052
Gross margin	$1,659,351	$907,563	$503,003	$—	$3,069,917
Selling, general and administrative					1,961,947
Provider class action - (release)/charge					278,000
Depreciation and amortization					140,685
Operating earnings					$689,285

C. ACQUISITIONS
During the three years ended December 31, 2012, the Company completed three business combinations. These business combinations were accounted for using the acquisition method of accounting and therefore the operating results of each acquisition have been included in the Company’s consolidated financial statements since the date of their acquisition. The purchase price for each business combination was allocated to the assets, including the identifiable intangible assets and liabilities based on estimated fair values. The excess of the purchase price over the net identifiable assets acquired was allocated to goodwill.
The PHS, MHP and FHP acquisitions are not material to the Company’s consolidated financial statements, individually or in the aggregate.
The following table summarizes the business combinations for the three years ended December 31, 2012.  The purchase price, inclusive of all retroactive balance sheet settlements to date, is presented below (in millions):

	Effective Date	Market	Price
Preferred Health Systems, Inc. (“PHS”)	February 1, 2010	Kansas	$94.3
MHP, Inc. (“MHP”)	October 1, 2010	Missouri & Arkansas	$112.3
Children’s Mercy’s Family Health Partners, Inc. (“FHP”)	January 1, 2012	Kansas & Missouri	$52.1

Effective January 1, 2012, the Company completed its acquisition of FHP, a Medicaid health plan that was affiliated with Children’s Mercy Hospital in Kansas City serving approximately 210,000 Medicaid members in the Kansas and Missouri markets. The Company acquired FHP to expand its Medicaid footprint in the Missouri market.
On October 1, 2010, the Company completed its acquisition of MHP, a diversified health plan with approximately 90,000 commercial risk members, 60,000 commercial self-funded members and 30,000 Medicare Advantage CCP members throughout Missouri and northwest Arkansas.  The Company acquired MHP to expand its footprint in the Missouri market.
On February 1, 2010, the Company completed its acquisition of PHS, a commercial health plan based in Wichita, Kansas serving approximately 100,000 commercial group risk members and 20,000 commercial self-funded members.  The acquisition of PHS strengthened Coventry’s presence in the Kansas market.  As part of the acquisition, the Company recognized a liability for potential contingent earn-outs that are attributed to certain performance measures by PHS.  At December 31, 2012 and 2011, the liability was not significant.
As a result of the PHS and MHP acquisitions, the Company recorded $30.9 million of goodwill, none of which is expected to be deductible for tax purposes. As a result of the FHP acquisition, the Company recorded $42.7 million of goodwill, all of which is expected to be deductible for tax purposes.

D. GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill
The changes in the carrying amount of goodwill, by reporting segment, for the years ended December 31, 2012 and 2011 were as follows (in thousands):

	Commercial Products	Government Programs	Workers’ Compensation	Total
Balance, December 31, 2010	$1,516,745	$227,183	$806,642	$2,550,570
Acquisition of PHS	4,164	—	—	4,164
Acquisition of MHP	4,033	838	—	4,871
Deferred tax adjustments	(6,684)	(4,087)	—	(10,771)
Balance, December 31, 2011	$1,518,258	$223,934	$806,642	$2,548,834
Acquisition of FHP	—	42,654	—	42,654
Balance, December 31, 2012	$1,518,258	$266,588	$806,642	$2,591,488

The Company completed its 2012 annual impairment test of goodwill in accordance with ASC Topic 350 and determined that there were no impairments.  The Company believes that the fair value of its reporting units are substantially in excess of their carrying values and not at risk of failing step one of the quantitative impairment test in the near term. In performing its impairment analysis the Company identified its reporting units in accordance with the provisions of ASC Topic 350 and ASC Topic 280, “Segment Reporting.”
In accordance with ASC Topic 350, for the purpose of testing goodwill for impairment, acquired assets and assumed liabilities were assigned to a reporting unit as of the acquisition date if both of the following criteria were met: (1) the asset will be employed in or the liability relates to the operations of a reporting unit and (2) the asset or liability will be considered in determining the fair value of the reporting unit.  Corporate assets or liabilities were also assigned to a reporting unit if both of these criteria were met.

Other Intangible Assets
The other intangible asset balances are as follows (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Amortization Period
As of December 31, 2012
Amortized other intangible assets
Customer Lists	$596,162	$406,272	$189,890	7-15 Years
HMO Licenses	12,600	8,907	3,693	20 Years
Provider Networks	63,300	24,191	39,109	15-20 Years
Trade Name	3,449	3,449	—	3-4 Years
Total amortized other intangible assets	$675,511	$442,819	$232,692
Unamortized other intangible assets
Trade Name	$85,900	$—	$85,900	—
Total unamortized other intangible assets	$85,900	$—	$85,900
Total other intangible assets	$761,411	$442,819	$318,592

As of December 31, 2011
Amortized other intangible assets
Customer Lists	$579,062	$344,111	$234,951	7-15 Years
HMO Licenses	12,600	8,312	4,288	20 Years
Provider Networks	63,200	20,895	42,305	15-20 Years
Trade Names	3,449	3,360	89	3-4 Years
Total amortized other intangible assets	$658,311	$376,678	$281,633
Unamortized other intangible assets
Trade Name	$85,900	$—	$85,900	—
Total unamortized other intangible assets	$85,900	$—	$85,900
Total other intangible assets	$744,211	$376,678	$367,533

The Company performed an impairment test of its unamortized other intangible asset (trade name) as of October 1, 2012, and determined that the asset was not impaired.
Other intangible asset amortization expense for the years ended December 31, 2012, 2011 and 2010 was $74.1 million, $64.4 million, and $64.1 million, respectively.  For the years ending December 31, 2013, 2014, 2015, 2016, and 2017, the Company’s estimated intangible amortization expense is $66.1 million, $65.6 million, $32.2 million, $16.6 million and $13.3 million, respectively. For the years ended December 31, 2012 and 2011, the weighted-average amortization period is approximately 10 years for other intangible assets.
Intangible Impairment
During the second quarter of 2012, the Company was notified of the non-renewal of the State of Kansas Medicaid contract, which the Company acquired in connection with the acquisition of FHP. As a result of the non-renewal of the Kansas Medicaid contract, there are no future cash flows expected related to the associated intangibles; therefore, the fair value of those intangibles was written down to zero. Accordingly, depreciation and amortization expense for the twelve months ended December 31, 2012 includes a $7.7 million impairment charge of the intangibles associated with the non-renewal of this contract. The impairment charge related only to the intangibles assigned to the Kansas business acquired in the FHP acquisition and did not affect the intangibles assigned to the ongoing Missouri business, also acquired in the FHP acquisition.

E. PROPERTY AND EQUIPMENT
Property and equipment is comprised of the following (in thousands):

	As of December 31,
	2012	2011
Land	$17,478	$17,478
Buildings and leasehold improvements	131,911	130,627
Developed software	266,210	228,343
Equipment	412,542	399,757
Sub-total	828,141	776,205
Less: accumulated depreciation	(561,323)	(520,720)
Property and equipment, net	$266,818	$255,485

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $78.7 million, $72.5 million and $76.6 million, respectively. Included in the depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $25.3 million, $21.6 million and $25.2 million, respectively, of amortization expense for developed software. Property and equipment, net, includes $97.7 million and $85.1 million of internally developed software, net of accumulated depreciation as of December 31, 2012 and 2011, respectively.
The Company entered into a sale-leaseback transaction in the fourth quarter of 2011.  The sale of a building and associated land resulted in an immaterial gain, which will be amortized over the life of the new lease (10 years).

F. INVESTMENTS
The Company considers all of its investments as available-for-sale securities. Realized gains and losses on the sale of investments are determined on a specific identification basis.
The amortized cost, gross unrealized gain or loss and estimated fair value of short-term and long-term investments by security type were as follows at December 31, 2012 and 2011 (in thousands):

	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
As of December 31, 2012
State and municipal bonds	$1,176,016	$78,272	$(499)	$1,253,789
U.S. Treasury securities	78,264	669	(2)	78,931
Government-sponsored enterprise securities (1)	72,394	1,139	(1)	73,532
Residential mortgage-backed securities (2)	302,012	10,703	(74)	312,641
Commercial mortgage-backed securities	21,416	193	(19)	21,590
Asset-backed securities (3)	23,421	211	(6)	23,626
Corporate debt and other securities	971,230	20,726	(346)	991,610
	$2,644,753	$111,913	$(947)	$2,755,719
Equity method investments (4)				24,605
				$2,780,324

	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
As of December 31, 2011
State and municipal bonds	$970,746	$62,215	$(7)	$1,032,954
U.S. Treasury securities	88,934	2,410	(4)	91,340
Government-sponsored enterprise securities (1)	140,595	2,694	(11)	143,278
Residential mortgage-backed securities (2)	354,713	14,097	(12)	368,798
Commercial mortgage-backed securities	13,801	1,024	—	14,825
Asset-backed securities (3)	12,840	664	—	13,504
Corporate debt and other securities	1,051,874	23,804	(10,178)	1,065,500
	$2,633,503	$106,908	$(10,212)	$2,730,199
Equity method investments (4)				21,315
				$2,751,514

(1)	Includes FDIC-insured Temporary Liquidity Guarantee Program (“TLGP”) securities. As of December 31, 2012, the Company no longer held any TLGP securities.

(2)	Includes Agency pass-through securities, with the timely payment of principal and interest guaranteed.

(3)	Includes auto loans, credit card debt, and rate reduction bonds.

(4)	Includes investments in entities accounted for under the equity method of accounting and therefore are presented at their carrying value.
The Company acquired eight separate investments (tranches) in a limited liability company that invests in equipment leased to third parties, through its acquisition of First Health Group Corp. on January 28, 2005. The total investment as of December 31, 2012 was $23.7 million and is accounted for using the equity method. The Company’s proportionate share of the limited liability company’s income is included in other income in the Company’s statements of operations and comprehensive income. The Company has between a 20% and 25% interest in the limited liability company’s share of each individual tranche of the limited liability company (approximately 10% of the total limited liability company).
The amortized cost and estimated fair value of available for sale debt securities by contractual maturity were as follows at December 31, 2012 and 2011 (in thousands):

	As of December 31, 2012		As of December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Maturities:
Within 1 year	$362,116	$363,559	$315,362	$317,067
1 to 5 years	798,143	822,448	984,503	1,006,221
5 to 10 years	652,941	693,504	536,577	574,207
Over 10 years	831,553	876,208	797,061	832,704
Total	$2,644,753	$2,755,719	$2,633,503	$2,730,199

Investments with long-term option adjusted maturities, such as residential and commercial mortgage-backed securities, are included in the “Over 10 years” category.  Actual maturities may differ due to call or prepayment rights.
Gross investment gains of $41.5 million and gross investment losses of $1.1 million were realized on sales of investments for the year ended December 31, 2012.  This compares to gross investment gains of $17.4 million and gross investment losses of $0.4 million realized on sales of investments for the year ended December 31, 2011, and gross investment gains of $15.5 million and gross investment losses of $4.5 million realized on sales for the year ended December 31, 2010.  The Company’s realized gains and losses are recorded in other income, net in the Company’s consolidated statements of operations and comprehensive income.

The following table shows the Company’s investments’ gross unrealized losses and fair value at December 31, 2012 and December 31, 2011, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position (in thousands).

At December 31, 2012	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and municipal bonds	$61,342	$(499)	$—	$—	$61,342	$(499)
U.S. Treasury securities	2,458	(1)	1,065	(1)	3,523	(2)
Government sponsored enterprises	15,714	(1)	—	—	15,714	(1)
Residential mortgage-backed securities	23,861	(73)	59	(1)	23,920	(74)
Commercial mortgage-backed securities	7,701	(19)	—	—	7,701	(19)
Asset-backed securities	14,492	(6)	—	—	14,492	(6)
Corporate debt and other securities	79,381	(345)	614	(1)	79,995	(346)
Total	$204,949	$(944)	$1,738	$(3)	$206,687	$(947)

At December 31, 2011	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and municipal bonds	$9,436	$(7)	$—	$—	$9,436	$(7)
U.S. Treasury securities	4,932	(4)	—	—	4,932	(4)
Government sponsored enterprises	12,495	(11)	—	—	12,495	(11)
Residential mortgage-backed securities	5,127	(11)	43	(1)	5,170	(12)
Commercial mortgage-backed securities	—	—	—	—	—	—
Asset-backed securities	—	—	—	—	—	—
Corporate debt and other securities	350,294	(10,178)	—	—	350,294	(10,178)
Total	$382,284	$(10,211)	$43	$(1)	$382,327	$(10,212)

The unrealized losses presented in this table do not meet the criteria for treatment as an other-than-temporary impairment.  The unrealized losses are the result of interest rate movements.  The Company has not decided to sell and it is not more-likely-than not that the Company will be required to sell before a recovery of the amortized cost basis of these securities.
The Company continues to review its investment portfolios under its impairment review policy. Given the current market conditions and the significant judgments involved, there is a continuing risk that declines in fair value may occur and that other-than-temporary impairments may be recorded in future periods.

G.  FAIR VALUE MEASUREMENTS
Financial Assets
ASC Topic 820, “Fair Value Measurements and Disclosures,” defines fair value and requires a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value based on the quality and reliability of the inputs or assumptions used in fair value measurements.
The Company’s Level 1 securities primarily consist of U.S. Treasury securities and cash. The Company determines the estimated fair value for its Level 1 securities using quoted (unadjusted) prices for identical assets or liabilities in active markets.
The Company’s Level 2 securities primarily consist of government-sponsored enterprise securities, state and municipal bonds, mortgage-backed securities, asset-backed securities, corporate debt and money market funds. The Company determines the estimated fair value for its Level 2 securities using the following methods: quoted prices for similar assets/liabilities in active markets, quoted prices for identical or similar assets in non-active markets (few transactions, limited information, non-current prices and high variability over time), inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities and default rates, among others), and inputs that are derived principally from or corroborated by other observable market data.
For the Company’s Level 2 assets, the following inputs and valuation techniques were utilized in determining the fair value of its financial instruments:
Cash Equivalents:  Level 2 cash equivalents are valued using inputs that are principally from, or corroborated by, observable market data, primarily quoted prices for like or similar assets.
Government-Sponsored Enterprises:  These securities primarily consist of bonds issued by government-sponsored enterprises, such as the Federal Home Loan Bank, the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.  The fair value of government-sponsored enterprises is based upon observable market inputs such as quoted prices for like or similar assets, benchmark yields, reported trades and credit spreads.
State and Municipal Bonds, Corporate Debt and Other Securities:  The fair value of the Company’s debt securities is determined by observable market inputs which include quoted prices for identical or similar assets that are traded in an active market, benchmark yields, new issuances, issuer ratings, reported trades of comparable securities and credit spreads.
Residential and Commercial Mortgage-Backed Securities and Asset-Backed Securities:  The fair value of these securities is determined either by observable market inputs, which include quoted prices for identical or similar assets that are traded in an active market, or by a cash flow model which utilizes the following inputs:  benchmark yields, prepayment speeds, collateral performance, credit spreads and default rates that are observable at commonly quoted intervals.
The Company no longer has Level 3 securities. During the quarter ended March 31, 2011, the Company transferred all Level 3 securities to Level 2.  Prior to March 31, 2011, the Company’s Level 3 securities primarily consisted of corporate financial holdings, mortgage-backed securities and asset-backed securities that were thinly traded due to market volatility and lack of liquidity.  The Company determined the estimated fair value for its Level 3 securities using unobservable inputs that could not be corroborated by observable market data; including, but not limited to, broker quotes, default rates, benchmark yields, credit spreads and prepayment speeds. The transfer from Level 3 to Level 2 resulted from increased trading activity of these securities and, therefore, a transition from unobservable inputs to inputs corroborated by observable market data or transactions.
The Company obtains one price for each security from an independent third-party valuation service provider, which uses quoted or other observable inputs for the determination of fair value as noted above.  As the Company is responsible for the determination of fair value, the Company performs quarterly analyses on the prices received from the third-party provider to determine whether the prices are reasonable estimates of fair value.
The following table presents the fair value hierarchy for the Company’s financial assets measured at fair value on a recurring basis at December 31, 2012 and 2011 (in thousands):

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
At December 31, 2012	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$1,399,162	$1,218,046	$181,116	$—
State and municipal bonds	1,253,789	—	1,253,789	—
U.S. Treasury securities	78,931	78,931	—	—
Government-sponsored enterprise securities	73,532	—	73,532	—
Residential mortgage-backed securities	312,641	—	312,641	—
Commercial mortgage-backed securities	21,590	—	21,590	—
Asset-backed securities	23,626	—	23,626	—
Corporate debt and other securities	991,610	—	991,610	—
Total	$4,154,881	$1,296,977	$2,857,904	$—

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
At December 31, 2011	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$1,579,003	$1,449,883	$129,120	$—
State and municipal bonds	1,032,954	—	1,032,954	—
U.S. Treasury securities	91,340	91,340	—	—
Government-sponsored enterprise securities	143,278	—	143,278	—
Residential mortgage-backed securities	368,798	—	368,798	—
Commercial mortgage-backed securities	14,825	—	14,825	—
Asset-backed securities	13,504	—	13,504	—
Corporate debt and other securities	1,065,500	11,598	1,053,902	—
Total	$4,309,202	$1,552,821	$2,756,381	$—
Transfers between levels, if any, are recorded as of the end of the reporting period. During the years ended December 31, 2012 and December 31, 2011, there were no transfers between Level 1 and Level 2. During the year ended December 31, 2012, there were no transfers to (from) Level 3 and, accordingly, a table summarizing changes in fair value of the Company’s financial assets for that period is not presented. The following table provides a summary of changes in the fair value of the Company’s Level 3 financial assets for the year ended December 31, 2011 (in thousands):

Year Ended December 31, 2011	Total Level 3	Mortgage-backed securities	Asset-backed securities	Corporate and other
Beginning Balance, January 1, 2011	$1,077	$220	$127	$730
Transfers to (from) Level 3 (1)	(856)	(258)	(119)	(479)
Total gains or losses (realized / unrealized)
Included in earnings	107	16	7	84
Included in other comprehensive income	(55)	38	(8)	(85)
Purchases, issuances, sales and settlements
Purchases	—	—	—	—
Issuances	—	—	—	—
Sales	(273)	(16)	(7)	(250)
Settlements	—	—	—	—
Ending Balance, December 31, 2011	$—	$—	$—	$—

(1)
The Company no longer relied upon broker quotes or other models involving unobservable inputs to value these securities, as there were sufficient observable inputs (e.g., trading activity) to validate the reported fair value.  As a result, the Company transferred all securities from Level 3 to Level 2 during the year ended December 31, 2011.

Financial Liabilities
The Company’s fair value of publicly-traded debt (senior notes) is based on Level 2 inputs, including quoted market prices for the same or a similar debt or, if no quoted market prices are available, on the current market observable rates estimated to be available to the Company for debt of similar terms and remaining maturities.  The carrying value of the senior notes (including the long-term and current portions) was $1.59 billion at December 31, 2012 and $1.82 billion at December 31, 2011.  The estimated fair value of the Company’s senior notes (including the long-term and current portions) was $1.81 billion at December 31, 2012 and $1.99 billion at December 31, 2011.
The carrying value of the revolving credit facility approximates the fair value due to the short maturity dates of the draws.  The Company had no outstanding borrowings under its current credit facility at December 31, 2012 or 2011.

H. DEBT
The Company’s outstanding debt was as follows at December 31, 2012 and 2011 (in thousands):

	December 31, 2012	December 31, 2011
5.875% Senior notes due 1/15/12	$—	$233,903
6.300% Senior notes due 8/15/14, net of unamortized discount of $379 at December 31, 2012	374,718	374,490
6.125% Senior notes due 1/15/15	228,845	228,845
5.950% Senior notes due 3/15/17, net of unamortized discount of $596 at December 31, 2012	382,639	382,497
5.450% Senior notes due 6/7/21, net of unamortized discount of $1,012 at December 31, 2012	598,988	598,868
Total debt, including current portion	1,585,190	1,818,603
Less current portion of total debt	—	233,903
Total long-term debt	$1,585,190	$1,584,700

In January 2012, at maturity, the Company repaid the $233.9 million outstanding balance of its 5.875% Senior Notes.
During 2011, the Company completed the sale of $600.0 million aggregate principal amount of its 5.45% Senior Notes due 2021 (the “2021 Notes”) at the issue price of 99.800% per note.  The 2021 Notes are senior unsecured obligations of Coventry and rank equally with all of its other senior unsecured indebtedness.
During 2011, the Company repaid in full the $380.0 million outstanding balance of the revolving credit facility due July 11, 2012 and the associated credit agreement was terminated.
During 2011, the Company entered into a new Credit Agreement (the “Credit Facility”).  The Credit Facility provides for a five-year revolving credit facility in the principal amount of $750.0 million, with the Company having the ability to request an increase in the facility amount up to an aggregate principal amount not to exceed $1.0 billion.  Advances under the Credit Facility bear interest at (1) a rate per annum equal to the Administrative Agent’s base rate (the “Base Rate”) or (2) the one-, two-, three-, six-, nine-, or twelve-month rate per annum for Eurodollar deposits (the “Eurodollar Rate”) plus an applicable margin, as selected by the Company.  The applicable margin for Eurodollar Rate advances depends on the Company’s debt ratings and varies from 1.05% to 1.850%.  The Company pays commitment fees on the Credit Facility ranging from 0.200% to 0.400%, per annum, regardless of usage and dependent on the Company’s debt ratings.  The obligations under the Credit Facility are general unsecured obligations of the Company.  As of December 31, 2012, there were no amounts outstanding under the Credit Facility.
The Company’s senior notes and Credit Facility contain certain covenants and restrictions regarding, among other things, liens, asset dispositions and consolidations or mergers.  Additionally, the Company’s Credit Facility requires compliance with a leverage ratio of 3 to 1 and limits subsidiary debt.  As of December 31, 2012, the Company was in compliance with the applicable covenants and restrictions under its senior notes and Credit Facility.
As of December 31, 2012, the aggregate maturities of debt based on their contractual terms, gross of unamortized discount, were as follows (in thousands):

Year	Amount
2013	$—
2014	375,097
2015	228,845
2016	—
2017	383,235
Thereafter	600,000
Total	$1,587,177

I. EMPLOYEE BENEFIT PLANS
Employee Retirement Plans
The Company sponsors one defined contribution retirement plan qualifying under the Internal Revenue Code Section 401(k): the Coventry Health Care, Inc. Retirement Savings Plan (the “Savings Plan”).  All employees of Coventry Health Care, Inc. and employees of its subsidiaries can elect to participate in the Savings Plan.  T. Rowe Price is the custodial trustee of all Savings Plan assets, participant loans and the Coventry Health Care, Inc. common stock in the Savings Plan.
Under the Savings Plan, participants may defer up to 75% of their eligible compensation, limited by the maximum compensation deferral amount permitted by applicable law. The Company makes matching contributions in the Company’s common stock equal to 100% of the participant’s contribution on the first 3% of the participant’s eligible compensation and equal to 50% of the participant’s contribution on the second 3% of the participant’s eligible compensation. Beginning August 3, 2012, the Company’s matching contributions are invested in the participant’s account in the same investments as their before-tax contributions rather than the Company’s common stock fund. Participants vest immediately in all safe harbor matching contributions.  The Savings Plan permits all participants, regardless of service, to sell the employer match portion of the Coventry common stock in their accounts during certain times of the year and transfer the proceeds to other Coventry 401(k) funds of their choosing.  All costs of the Savings Plan are funded by the Company and participants as they are incurred.
As a result of corporate acquisitions and transactions, the Company has acquired entities that have sponsored other qualified plans.  All qualified plans sponsored by the acquired subsidiaries of the Company have either terminated or merged with and into the Savings Plan.  The cost of the Savings Plan, including the acquired plans, for 2012, 2011 and 2010 was approximately $31.2 million, $29.7 million and $27.4 million, respectively.
401(k) Restoration and Deferred Compensation Plan
The Company is the sponsor of a 401(k) Restoration and Deferred Compensation Plan (“RESTORE”). Under RESTORE, participants may defer up to 75% of their base salary and up to 100% of any bonus awarded.  The Company makes matching contributions equal to 100% of the participant’s contribution on the first 3% of the participant’s compensation and 50% of the participant’s contribution on the second 3% of the participant’s compensation. Participants vest in the Company’s matching contributions ratably over two years for the first two years of service and vest immediately for all subsequent years of service. All costs of RESTORE are funded by the Company as they are incurred.
The cost, principally employer matching contributions, of RESTORE charged to operations for 2012, 2011 and 2010 was $2.2 million, $1.4 million and $0.4 million, respectively.

J. STOCK-BASED COMPENSATION
The Company has one stock incentive plan, the Amended and Restated 2004 Incentive Plan (the “Incentive Plan”) under which shares of the Company’s common stock are authorized for issuance to key employees, consultants and directors in the form of stock options, restricted stock and other stock-based awards. The Incentive Plan includes a provision for accelerated vesting of equity awards in the event of a change of control of the Company. Shares available for issuance under the Incentive Plan were 4.5 million as of December 31, 2012.
Stock Options
Under the Incentive Plan, the terms and conditions of option grants are established on an individual basis with the exercise price of the options being equal to but not less than the fair value of the underlying stock at the date of grant. Options generally become exercisable in 33% increments per year and expire ten years from the date of grant.
The Company continues to use the Black-Scholes-Merton option pricing model and amortizes compensation expense over the requisite service period of the grant. The methodology used in 2012 to derive the assumptions used in the valuation model is consistent with that used in prior years. Beginning in March 2012, the Company declared its first quarterly cash dividend and, as a result, the expected dividend yield has changed. See Note K, Stockholders’ Equity, for more information regarding dividends. The expected dividend yields are based on the per share dividend declared by the Company’s Board of Directors.

The following average values and weighted-average assumptions were used for option grants.

	2012	2011	2010
Black-Scholes-Merton Value	$7.52	$11.08	$7.45
Dividend yield	1.6%	0.0%	0.0%
Risk-free interest rate	0.5%	0.9%	1.4%
Expected volatility	37.3%	41.9%	47.4%
Expected life (in years)	3.6	3.5	3.5

The Company uses a risk-free interest rate consistent with the yield available on a U.S. Treasury note with a term equal to the expected term of the underlying grants. The expected volatility was estimated based upon a blend of the implied volatility of the Company’s tradeable options and the historical volatility of the Company’s share price. The expected life was estimated based upon exercise experience of option grants made in the past to Company employees.
The Company recorded compensation expense related to stock options of approximately $12.5 million, $15.6 million and $21.0 million, for the years ended December 31, 2012, 2011 and 2010, respectively.  Cash received from stock option exercises was $87.7 million, $44.6 million and $15.5 million, for the years ended December 31, 2012, 2011 and 2010, respectively.
The total intrinsic value of options exercised was $46.3 million, $20.9 million, and $11.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.  The tax benefit realized from stock option exercises was $18.1 million, $7.7 million and $4.1 million, for the years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012, there was $16.6 million of total unrecognized compensation cost (net of expected forfeitures) related to nonvested stock option grants which is expected to be recognized over a weighted-average period of 1.9 years.
The following table summarizes stock option activity for the year ended December 31, 2012:

	Shares (in thousands)	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted-Average Remaining Contractual Life
Outstanding at January 1, 2012	10,744	$36.20
Granted	1,650	$30.21
Exercised	(3,612)	$24.27
Cancelled and expired	(1,907)	$42.14
Outstanding at December 31, 2012	6,875	$39.37	$58,051	6.13
Exercisable at December 31, 2012	4,074	$45.58	$17,458	4.29

Restricted Stock Awards
Under the Incentive Plan, restricted stock awards generally vest in 25% increments per year.  The fair value of restricted stock awards is based on the market price of the Company’s common stock on the date of grant and is amortized over various vesting periods through 2016.  Restricted stock awards may also include a performance measure that must be met for the restricted stock award to vest.
The Company recorded compensation expense related to restricted stock grants, including restricted stock granted in prior periods, of approximately $17.1 million, $24.9 million and $19.5 million for the years ended December 31, 2012, 2011 and 2010, respectively. The total unrecognized compensation cost (net of expected forfeitures) related to the restricted stock was $15.3 million at December 31, 2012, and is expected to be recognized over a weighted-average period of 1.4 years. The weighted-average fair value of restricted stock granted was $32.45, $34.51 and $21.45 per share for the years ended December 31, 2012, 2011 and 2010, respectively. The total fair value of shares vested during the years ended December 31, 2012, 2011 and 2010 was $28.3 million, $25.6 million and $14.4 million, respectively.

The following table summarizes restricted stock award activity for the year ended December 31, 2012:

	Shares (in thousands)	Weighted-Average Grant-Date Fair Value Per Share
Nonvested, January 1, 2012	2,108	$26.62
Granted	109	$32.45
Vested	(826)	$26.10
Forfeited	(218)	$27.53
Nonvested, December 31, 2012	1,173	$27.37

Performance Share Units
Performance share units (“PSUs”) represent hypothetical shares of the Company’s common stock. The PSUs vest (if at all) based upon the achievement of certain performance goals and other criteria at various periods through 2015. The Company granted PSUs during the year ended December 31, 2012 but did not record compensation expense related to the PSUs as the performance goals for the two-year cumulative period have not been finalized for the 2013 targets, and therefore the measurement criteria has not been established for accounting purposes. The PSU performance goals are anticipated to be finalized in the first quarter of 2013. All PSUs that vest will be paid out in cash or stock based upon the price of the Company’s common stock. The PSUs will be classified as a liability by the Company.
The following table summarizes PSU activity for the year ended December 31, 2012:

Units
(in thousands)
Nonvested, January 1, 2012	—
Granted	627
Vested	—
Forfeited	—
Nonvested, December 31, 2012	627

Restricted Share Units
Beginning in 2012, the Company issued Restricted Share Units (“RSUs”) which represent hypothetical shares of the Company’s common stock. The holders of RSUs have no rights as stockholders with respect to the shares of the Company’s common stock to which the awards relate. Some of the RSUs require the achievement of certain performance goals and other criteria in order to vest. The RSUs vest (if at all) at various periods through 2016 and all RSUs that vest will be paid out in cash based upon the price of the Company’s stock. The Company recorded compensation expense of $7.2 million related to the RSUs for the year ended December 31, 2012. The RSUs are classified as a liability by the Company. The related liability was $7.2 million and accrued in “accounts payable and other accrued liabilities” in the accompanying balance sheet at December 31, 2012.
The following table summarizes RSU activity for the year ended December 31, 2012:

Units
(in thousands)
Nonvested, January 1, 2012	—
Granted	614
Vested	—
Forfeited	(10)
Nonvested, December 31, 2012	604

K. STOCKHOLDERS’ EQUITY
Share Repurchases
The Company’s Board of Directors has approved a program to repurchase its outstanding common shares.  Share repurchases may be made from time to time at prevailing prices on the open market, by block purchase, or in private transactions. The Company’s Board of Directors approved increases in November 2011 and March 2011 to the share repurchase program in amounts equal to 10% and 5% of the Company’s then outstanding common stock, thus increasing the Company’s repurchase authorization by 14.4 million and 7.5 million shares, respectively. Under the share repurchase program, the Company purchased 9.9 million shares and 10.7 million shares of its common stock, at an aggregate cost of $328.0 million and $327.7 million during 2012 and 2011, respectively.  During 2010, the Company made no repurchases of its common stock. As of December 31, 2012, the total remaining common shares the Company is authorized to repurchase under this program is 6.5 million. Excluded from these amounts are shares purchased in connection with the vesting of restricted stock awards to satisfy employees’ minimum statutory tax withholding obligations as these purchases are not part of the program. The terms of the Merger Agreement prohibit share repurchases without Aetna’s consent, other than share repurchases made in connection with the exercise of stock options and the vesting of restricted stock or other equity awards.
Dividends
During the year ended December 31, 2012, the Board of Directors declared and the Company paid the following cash dividends:

Date Declared	Dividend Amount per Share	Record Date	Date Paid	Total Dividends (in millions)
March 12, 2012	$0.125	March 23, 2012	April 9, 2012	$17.7
May 29, 2012	$0.125	June 21, 2012	July 9, 2012	$17.1
August 27, 2012	$0.125	September 21, 2012	October 8, 2012	$16.8
November 20, 2012	$0.125	December 21, 2012	January 7, 2013	$16.8
				$68.4
The cash dividend for the quarter ended December 31, 2012 was accrued in “accounts payable and other accrued liabilities” in the accompanying balance sheet at December 31, 2012, and subsequently paid on January 7, 2013. Declaration and payment of future quarterly dividends is at the discretion of the Board of Directors and may be adjusted as business needs or market conditions change. Additionally, the terms of the Merger Agreement restrict payment of future cash dividends other than the Company’s quarterly dividend consistent with past practice not to exceed $0.125 per share.

L. EARNINGS PER SHARE
Earnings per share (“EPS”) is calculated under the two-class method under which all earnings (distributed and undistributed) are allocated to each class of common stock and participating securities based on their respective rights to receive dividends. Coventry grants restricted stock to certain employees under its stock-based compensation program, which entitles recipients to receive non-forfeitable cash dividends during the vesting period on a basis equivalent to the dividends paid to holders of common stock. The application of the two-class method resulted in an immaterial decrease of $0.05 and $0.03 to previously reported basic and diluted EPS, respectively, for the year ended December 31, 2011 and $0.04 and $0.03 to previously reported basic and diluted EPS, respectively, for the year ended December 31, 2010.

Basic EPS is calculated using the weighted average number of common shares outstanding during the period. Diluted EPS assumes the exercise of all options. Options issued under the stock-based compensation program that have an antidilutive effect are excluded from the computation of diluted EPS. Potential common stock equivalents to purchase 5.6 million, 6.5 million and 10.0 million common shares for the year ended December 31, 2012, 2011 and 2010, respectively, were excluded from the computation of diluted earnings per common share because the potential common stock equivalents were antidilutive.

The table below provides the reconciliation of the earnings and number of shares used in our calculations of basic and diluted earnings per share (in thousands, except for per share data).

	Year Ended December 31,
	2012	2011	2010

Basic earnings per common share
Net earnings	$487,063	$543,105	$438,616
Less: Distributed and undistributed earnings allocated to participating securities	(5,571)	(8,038)	(6,592)
Net earnings allocable to common shares	$481,492	$535,067	$432,024

Basic weighted average common shares outstanding	136,042	144,775	146,169
Basic earnings per common share	$3.54	$3.70	$2.96

Diluted earnings per common share
Net earnings	$487,063	$543,105	$438,616
Less: Distributed and undistributed earnings allocated to participating securities	(5,545)	(7,979)	(6,564)
Net earnings allocable to common shares	$481,518	$535,126	$432,052

Basic weighted average common shares outstanding	136,042	144,775	146,169
Effect of dilutive options	736	1,098	651
Diluted weighted average common shares outstanding	136,778	145,873	146,820
Diluted earnings per common share	$3.52	$3.67	$2.94

M. OTHER INCOME, NET
The following table presents the components of Other income, net for the years ended December 31, 2012, 2011 and 2010 (in millions):

	Years Ended December 31,
	2012	2011	2010

Interest income	$71.1	$69.4	$70.8
Gains on sales of investments	$40.4	$17.0	$11.0
Other income	$12.8	$2.6	$(4.1)
Other income, net	$124.3	$89.0	$77.7

N. INCOME TAXES
The provision (benefit) for income taxes consisted of the following (in thousands):

	Years ended December 31,
	2012	2011	2010
Current provision:
Federal	$200,766	$199,986	$350,451
State	18,279	21,105	28,216
Deferred provision/(benefit):
Federal	62,643	86,483	(117,600)
State	15,784	7,422	(13,149)
Income tax expense	$297,472	$314,996	$247,918

The Company’s effective tax rate differs from the federal statutory rate of 35% as a result of the following:

	Years ended December 31,
	2012	2011	2010
Statutory federal tax rate	35.00%	35.00%	35.00%
Effect of:
State income taxes, net of federal benefit	3.08%	2.64%	1.56%
Tax exempt investment income	(1.35)%	(0.97)%	(1.34)%
Remuneration disallowed	1.35%	0.51%	0.55%
Other	(0.16)%	(0.47)%	0.34%
Effective tax rate	37.92%	36.71%	36.11%

The effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2012 and 2011 are presented below (in thousands):

	December 31,
	2012	2011
Deferred tax assets:
Net operating loss carryforward	$37,203	$50,913
Deferred compensation	42,990	82,747
Deferred revenue	9,750	8,540
Medical liabilities	61,631	55,442
Accounts receivable	1,039	1,499
Other accrued liabilities	44,160	96,429
Unrealized capital losses	153	1,415
Other assets	12,361	14,435
Gross deferred tax assets	209,287	311,420
Less valuation allowance	(2,335)	(4,168)
Deferred tax asset	$206,952	$307,252
Deferred tax liabilities:
Unrealized gain on securities	$(41,746)	$(36,226)
Other liabilities	(4,798)	(11,119)
Depreciation	(10,127)	(12,119)
Intangibles	(169,243)	(179,802)
Internally developed software	(30,553)	(28,744)
Tax liability of limited partnership investment	(5,332)	(11,719)
Gross deferred tax liabilities	(261,799)	(279,729)
Net deferred tax (liability) asset (1)	$(54,847)	$27,523

(1)
Includes $132.5 million and $181.8 million classified as other current assets at December 31, 2012 and 2011, respectively, and $187.3 million and $154.2 million classified as other long-term liabilities at December 31, 2012 and 2011, respectively.

At December 31, 2012, the Company had approximately $93.5 million of federal and $224.7 million of state tax net operating loss carryforwards.  The Federal net operating losses were primarily acquired through various acquisitions and are subject to limitation under Internal Revenue Code Section 382.  The net operating loss carryforwards can be used to reduce future taxable income and expire over varying periods through the year 2032.  A valuation allowance of approximately $2.3 million and $4.2 million has been recorded as of December 31, 2012 and 2011, respectively, for certain net operating loss deferred tax assets as the Company believes it is not more-likely-than-not that these deferred tax assets will be realized before expiration of the net operating losses.
A reconciliation of the total amounts of unrecognized tax benefits for the years ended December 31, 2012, 2011 and 2010 is as follows (in thousands):

	2012	2011	2010
Gross unrecognized tax benefits - beginning balance	$85,432	$136,255	$129,084
Gross increases to tax positions taken in the current period	53,308	46,949	100,426
Gross increases to tax positions taken in prior periods	3,568	2,985	7,128
Gross decreases to tax positions taken in prior periods	(49,413)	(92,390)	(94,712)
Decrease due to settlements with tax authorities	(1,722)	—	—
Decreases due to a lapse of statute of limitations	(3,674)	(8,367)	(5,671)
Gross unrecognized tax benefits - ending balance	$87,499	$85,432	$136,255

The total amount of unrecognized tax benefits, as of December 31, 2012 and 2011 that, if recognized, would affect the effective tax rate was $34.4 million and $38.2 million, respectively.  Further the Company is unaware of any positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next twelve months.
Penalties and tax-related interest expense are reported as a component of income tax expense. As of December 31, 2012 and 2011, the total amount of income tax-related accrued interest and penalties, net of related tax benefit, recognized in the statement of financial position was $9.3 million and $10.4 million, respectively.
For the years ended December 31, 2012, 2011 and 2010, the total amount of income tax-related accrued interest and penalties, net of related tax benefit, recognized in the statement of operations was $2.8 million, $3.3 million and $4.0 million, respectively.
The Company is regularly audited by federal, state and local tax authorities, and from time to time these audits result in proposed assessments.  Tax years 2009-2011 remain open to examination by these tax jurisdictions. The Company believes appropriate provisions for all outstanding issues have been made for all jurisdictions and all open years.
During the year ended December 31, 2012, the Company settled certain income tax examinations with various state and local tax authorities. Tax assessed as a result of these examinations was not material.

O. COMMITMENTS AND CONTINGENCIES
As of December 31, 2012, the Company is contractually obligated to make the following minimum lease payments, including arrangements that may be noncancelable and may include escalation clauses, within the next five years and thereafter (in thousands):

	Lease Payments	Sublease Income	Net Lease Payments
2013	$31,963	$(777)	$31,186
2014	24,832	(426)	24,406
2015	20,067	(439)	19,628
2016	17,976	(452)	17,524
2017	15,324	(76)	15,248
Thereafter	42,028	—	42,028
Total	$152,190	$(2,170)	$150,020

The Company operates in leased facilities with original lease terms of up to thirteen years with options for renewal. Total rent expense was $33.9 million, $33.3 million and $32.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.
Legal Proceedings
In the normal course of business, the Company has been named as a defendant in various legal actions such as actions seeking payments for claims denied by the Company, medical malpractice actions, employment related claims and other various claims seeking monetary damages. The claims are in various stages of proceedings and some may ultimately be brought to trial. Incidents occurring through December 31, 2012 may result in the assertion of additional claims. The Company maintains general liability, professional liability and employment practices liability insurances in amounts that it believes are appropriate, with varying deductibles for which it maintains reserves. The professional errors and omissions liability and employment practices liability insurances are carried through its captive subsidiary. Although the results of pending litigation are always uncertain, the Company does not believe the results of such actions currently threatened or pending, including those described below, will individually or in the aggregate have a material adverse effect on its consolidated financial position or results of operations and comprehensive income.
On February 25, 2008, the Company received a subpoena from the U.S. Attorney for the District of Maryland, Northern Division, requesting information regarding the operational process for confirming Medicare eligibility for its Workers’ Compensation Medicare set-aside product. Under federal law, insurance companies, when settling a workers’ compensation claim, are required to determine if the injured person is a Medicare beneficiary and if so, must set aside an appropriate amount of the settlement funds to insure that Medicare does not pay for any future medical costs of the injured person. During 2005 and 2006, certain employees working in the Medicare set-aside department accessed, without authorization, the Medicare beneficiary database to determine Medicare eligibility. In November of 2012, the Company entered into a civil monetary settlement agreement with the U.S. Attorney’s Office and paid a $3 million fine to settle and resolve this matter.

On September 3, 2009, a shareholder filed a putative securities class action against the Company and three of its current and former officers in the U.S. District Court for the District of Maryland. Subsequent to the filing of the complaint, three other shareholders and/or investor groups filed motions with the court for appointment as lead plaintiff and approval of selection of lead and liaison counsel. By agreement, the four shareholders submitted a stipulation to the court regarding appointment of lead plaintiff and approval of selection of lead and liaison counsel. In December 2009, the court approved the stipulation and ordered the lead plaintiff to file a consolidated and amended complaint. The purported class period was February 9, 2007 to October 22, 2008. The consolidated and amended complaint alleges that the Company’s public statements contained false, misleading and incomplete information regarding the Company’s profitability, particularly with respect to the profit margins for its Medicare Advantage Private-Fee-For-Service products.  The Company filed a motion to dismiss the complaint. By Order, dated March 31, 2011, the court granted in part, and denied in part, the Company’s motion to dismiss the complaint.  The Company filed a motion for reconsideration with respect to that part of the court’s March 31, 2011 Order which denied the Company’s motion to dismiss the complaint. The motion for reconsideration was denied but the court did rule that the class period was further restricted to April 25, 2008 to June 18, 2008.  As a result of a court ordered mediation, the Company has entered into a settlement agreement with counsel for the plaintiffs and the class. The parties will be submitting a formal written settlement agreement to the court for preliminary approval. These lawsuits are a covered claim under the Company’s Directors and Officers Liability Policy (“D&O Policy”), and therefore, after exhaustion of the Company’s self-insured retention of $2.5 million, the settlement amount will be fully funded and paid under the D&O Policy. The Company has accrued an immaterial settlement amount in “accounts payable and other accrued liabilities” and an associated recovery amount from the D&O Policy in “other receivables, net” in the accompanying balance sheet.
On October 13, 2009, two former employees and participants in the Coventry Health Care Retirement Savings Plan filed a putative ERISA class action lawsuit against the Company and several of its current and former officers, directors and employees in the U.S. District Court for the District of Maryland. Plaintiffs allege that defendants breached their fiduciary duties under ERISA by offering and maintaining Company stock in the Plan after it allegedly became imprudent to do so and by allegedly failing to provide complete and accurate information about the Company’s financial condition to plan participants in SEC filings and public statements. Three similar actions by different plaintiffs were later filed in the same court and were consolidated on December 9, 2009. An amended consolidated complaint has been filed.  The Company filed a motion to dismiss the complaint. By Order, dated March 31, 2011, the court denied the Company’s motion to dismiss the amended complaint.  The Company filed a motion for reconsideration of the court’s March 31, 2011 Order and filed an Alternative Motion to Certify the Court’s March 31, 2011 Order For Interlocutory Appeal to the Fourth Circuit Court of Appeals. Both of those motions were denied. The Company will vigorously defend against the allegations in the consolidated lawsuit.  The Company believes this lawsuit will not have a material adverse effect on its financial position or results of operations.
On August 23, 2012, a putative stockholder class action lawsuit captioned Coyne v. Wise et al., C.A. No. 367380, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry Board of Directors, Coventry, Aetna and Merger Sub. On August 27, 2012, a second putative stockholder class action lawsuit captioned O’Brien v. Coventry Health Care, Inc. et al., C.A. 367577, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry Board of Directors, Coventry, Aetna and Merger Sub. On September 5, 2012, a third putative stockholder class action lawsuit captioned Preze v. Coventry Health Care, Inc. et al., C.A. 367942, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry Board of Directors, Coventry, Aetna and Merger Sub. These three (3) actions have been consolidated. The complaints allege, among other things, that the individual defendants breached their fiduciary duties owed to Coventry’s public stockholders in connection with the Merger because the merger consideration and certain other terms in the Merger Agreement are unfair. The complaints further allege that Aetna and Merger Sub aided and abetted these alleged breaches of fiduciary duty. In addition, the complaints allege that the proposed Merger improperly favors Aetna and that certain provisions of the Merger Agreement unduly restrict Coventry’s ability to negotiate with other potential bidders. Among other remedies, the complaints seek injunctive relief prohibiting the defendants from completing the proposed Merger or, in the event that an injunction is not awarded, unspecified money damages, costs and attorneys’ fees. In November 2012, the court, in response to a motion filed by the Company, entered an order which stayed all three (3) actions for 90 days. On February 13, 2013, the plaintiffs in each of the 3 lawsuits filed a Notice of Voluntary Dismissal of their lawsuits based on the settlement of the shareholder suits filed in Delaware. The Company believes these lawsuits are without merit and will vigorously contest and defend against the allegations in these complaints.

On August 31, 2012, a putative stockholder class action lawsuit captioned Brennan v. Coventry Health Care, Inc. et al., C.A. No. 7826-CS, was filed in the Court of Chancery of the State of Delaware against the Coventry Board of Directors, Coventry, Aetna and Merger Sub. On September 14, 2012, a second putative stockholder class action lawsuit captioned Nashelsky v. Coventry Health Care, Inc. et al., C.A. No. 7868-CS, was filed in the Court of Chancery of the State of Delaware against the Coventry Board of Directors, Coventry, Aetna and Merger Sub. On September 27, 2012, and September 28, 2012, putative stockholder class action lawsuits captioned Employees’ Retirement System of the Government of the Virgin Islands v. Coventry Health Care, Inc. et al., C.A. No. 7905-CS and Farina v. Coventry Health Care, Inc. et al., C.A. No. 7909-CS, were filed in the Court of Chancery of the State of Delaware against the Coventry Board of Directors, Coventry, Aetna and Merger Sub. On October 1, 2012, an amended complaint was filed in the Brennan v. Coventry Health Care, Inc. action. The complaints generally allege that, among other things, the individual defendants breached their fiduciary duties owed to the public stockholders of Coventry in connection with the Merger because the merger consideration and certain other terms in the merger agreement are unfair. The complaints further allege that Aetna and Merger Sub aided and abetted these alleged breaches of fiduciary duty. In addition, the complaints generally allege that certain provisions of the Merger Agreement unduly restrict Coventry’s ability to negotiate with other potential bidders and that the Merger Agreement lacks adequate safeguards on behalf of Coventry’s stockholders against the decline in the value of the stock component of the merger consideration. The complaints in the Employees’ Retirement System of the Government of the Virgin Islands, and Farina actions and the amended complaint in the Brennan action also generally allege that Aetna’s Registration Statement on Form S-4 filed on September 21, 2012, contained various deficiencies. Among other remedies, the complaints generally seek injunctive relief prohibiting the defendants from completing the proposed Merger, rescissionary and other types of damages and costs and attorneys’ fees.
On October 4, 2012, the Court of Chancery of the State of Delaware entered an order consolidating the four Delaware actions under the caption In re Coventry Health Care, Inc. Shareholder Litigation, Consolidated C.A. No. 7905-CS, appointing the Employees’ Retirement System of the Government of the Virgin Islands, the General Retirement System of the City of Detroit, and the Police and Fire Retirement System of the City of Detroit as Co-Lead Plaintiffs. On October 5, 2012, plaintiffs in the consolidated Delaware action filed a motion for expedited proceedings, and on October 10, 2012, plaintiffs in the consolidated Delaware action filed a motion to preliminarily enjoin the defendants from taking any action to consummate the Merger. The parties have since reached agreement on the schedule for those proceedings, which was entered by order of the Court on October 12, 2012. Pursuant to that scheduling order, a hearing on plaintiffs’ preliminary injunction motion was scheduled for November 20, 2012. On November 12, 2012, the Company and all named defendants entered into a Memorandum of Understanding (“MOU”) with the plaintiffs and their respective counsel which set forth an agreement in principle providing for the settlement of the In re Coventry Health Care, Inc. Shareholder Litigation. In consideration for the full settlement and dismissal with prejudice of the Shareholder Litigation and releases, the defendants agreed to (1) include additional disclosures in the definitive prospectus/proxy statement; (2) amend the Merger Agreement to reduce the Termination Fee payable by the Company upon termination of the Merger Agreement from $167,500,000 to $100,000,000; (3) amend the Merger Agreement to reduce the period during which the Company is required to discuss and negotiate with Aetna before making an Adverse Recommendation Change relating to a Superior Proposal from five calendar days to two calendar days; and (4) pay any attorneys’ fees and expenses awarded by the court. The MOU requires the parties to negotiate and execute a Stipulation of Settlement for submission to the court to obtain final court approval of the settlement and dismissal of the Shareholder Litigation.

Where available information indicates that it is probable that a loss has been incurred as of the date of the consolidated financial statements and the Company can reasonably estimate the amount of that loss, the Company accrues a liability of an estimated amount. In many proceedings, however, it is difficult to determine whether any loss is probable or reasonably possible. In addition, even where a loss is reasonably possible or an exposure to a loss exists in excess of the liability already accrued with respect to a previously identified loss contingency, it is not always possible to reasonably estimate the amount of the possible loss or range of loss.
There is significant judgment required in both the probability determination and as to whether an exposure to a loss can be reasonably estimated. No estimate of the possible loss, or range of loss, in excess of amounts accrued, if any, can be made at this time regarding the matters specifically described above due to the inherently unpredictable nature of legal proceedings. These matters can be affected by various factors; including, but not limited to, the procedural status of the dispute, the novel legal issues presented (including the legal basis for the majority of the alleged violations), the inherent difficulty in predicting regulatory judgments, fines and penalties, and the various remedies and levels of judicial review available to the Company in the event a judgment, fine or penalty is assessed. If one or more of these legal matters were resolved against the Company for amounts in excess of the Company’s expectations, the Company’s financial position or results of operations and comprehensive income could be materially adversely affected.
Guaranty Fund Assessments
The Company operates in a regulatory environment that may require the Company to participate in assessments under state insurance guaranty association laws. The Company’s exposure to guaranty fund assessments is based on its share of business it writes in the relevant jurisdictions for certain obligations of insolvent insurance companies to policyholders and claimants.  An assessment could have a material adverse effect on the Company’s financial position and results of operations and comprehensive income.
Capitation Arrangements
The Company has capitation arrangements for certain ancillary health care services, such as laboratory services and, in some cases, physician and radiology services. A small percentage of the Company’s membership is covered by global capitation arrangements. Under the typical arrangement, the provider receives a fixed percentage of premiums to cover costs of all medical care or of the specified ancillary services provided to the capitated members. Under some capitated and professional capitation arrangements, physicians may also receive additional compensation from risk sharing and other incentive arrangements. Capitation arrangements limit the Company’s exposure to the risk of increasing medical costs, but expose the Company to risk as to the adequacy of the financial and medical care resources of the provider organization. The Company is ultimately responsible for the coverage of its members pursuant to the customer agreements. To the extent that a provider organization faces financial difficulties or otherwise is unable to perform its obligations under the capitation arrangements, the Company may be required to perform such obligations. Consequently, the Company may have to incur costs in excess of the amounts it would otherwise have to pay under the original global or ancillary capitation through contracted network arrangements. Medical costs associated with capitation arrangements made up approximately 9.0%, 8.2% and 6.4% of the Company’s total medical costs for the years ended December 31, 2012, 2011 and 2010, respectively.

P. CONCENTRATIONS OF CREDIT RISK
The Company’s financial instruments that are exposed to credit risk consist primarily of cash equivalents, investments in fixed income securities and accounts receivable. The Company invests its excess cash in state and municipal bonds, U.S. Treasury and agency securities, mortgage-backed securities, asset-backed securities, corporate debt and other securities. Investments in marketable securities are managed within guidelines established by the Board of Directors, which only allow for the purchase of investment-grade fixed income securities and limits exposure to any one issuer. The Company’s financial instruments are reported at fair value. There is some credit risk associated with these instruments.
The Company is a provider of health insurance coverage to the State of Illinois employees and their dependents. As of December 31, 2012, the Company has an outstanding premium receivable balance from the State of Illinois of approximately $32.2 million which represents seven months of health insurance premiums.  As the receivable is from a governmental entity which has been making payments, the Company believes that the full receivable balance will ultimately be realized and therefore the Company has not reserved against the outstanding balance.  The Company’s regulated subsidiaries are required to submit statutory-basis financial statements to state regulatory agencies.  For those financial statements, in accordance with state regulations, this receivable is being treated as an admitted asset in its entirety.
Concentration of credit risk with respect to receivables is limited due to the large number of customers comprising the Company’s customer base and their breakdown among geographical locations. The Company believes the allowance for doubtful accounts adequately provides for estimated losses as of December 31, 2012. The Company has a risk of incurring losses if such allowances are not adequate.
The Company contracts with a pharmacy benefit management (“PBM”) vendor to manage the pharmacy benefits for its members and to provide rebate administration services on behalf of the Company.  As of December 31, 2012, the Company had pharmacy rebate receivables of $305.4 million due from the PBM vendor resulting from the normal cycle of rebate processing, data submission and collection of rebates.  The Company has credit risk due to the concentration of receivables with this single vendor although the Company does not consider the associated credit risk to be significant.  The Company only records the pharmacy rebate receivables to the extent that the amounts are deemed probable of collection.

Q. STATUTORY INFORMATION
The Company’s regulated health maintenance organizations (“HMO”) and insurance company subsidiaries are required by state regulatory agencies to maintain minimum surplus balances, thereby limiting the dividends the parent may receive from its regulated entities. During 2012, the Company received $214.7 million in dividends from its regulated subsidiaries and paid $144.0 million in capital contributions to these subsidiaries.
The National Association of Insurance Commissioners (“NAIC”) has proposed that states adopt risk-based capital (“RBC”) standards which are a method of measuring the minimum amount of capital appropriate for a managed care organization to support its overall business operations in consideration of its size and risk profile. The managed care organization’s RBC is calculated by applying factors to various assets, premiums and reserve items. The factor is higher for those items with greater underlying risk and lower for less risky items. The adequacy of a managed care organization’s actual capital can then be measured by a comparison to its RBC as determined by the formula. The Company’s health plans are required to submit an RBC report to the NAIC and their domiciled state’s department of insurance with their annual filing.

Regulators will use the RBC results to determine if any regulatory actions are required. Regulatory actions that could take place, if any, range from requiring the subsidiary to file a financial action plan explaining how the plan will increase its statutory net worth to the approved levels, to the health plan being placed under regulatory control.
The majority of states in which the Company operates health plans have adopted a RBC policy that recommends the health plans maintain statutory reserves at or above the “Company Action Level,” which is currently equal to 200% of their RBC. Statutory-based capital and surplus of the Company’s regulated subsidiaries was approximately $2.3 billion and $1.9 billion at December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, all of the Company’s regulated subsidiaries exceeded the minimum RBC, capital and solvency requirements of the applicable state regulators. The increase in capital and surplus for the Company’s regulated subsidiaries primarily resulted from net earnings and, to a lesser extent, capital contributions made by the parent company, partially offset by dividends paid to the parent company.
Some states in which the Company’s regulated subsidiaries operate require deposits to be maintained with the respective states’ departments of insurance. Statutory deposits held by the Company’s regulated subsidiaries was $71.1 million and $74.0 million at December 31, 2012 and 2011, respectively.
The Company believes that all subsidiaries which incur medical claims maintain more than adequate liquidity and capital resources to meet these short-term obligations as a matter of both Company policy and applicable department of insurance regulations.
Excluding funds held by entities subject to regulation and excluding the equity method investments, the Company had cash and investments of approximately $1.2 billion and $1.4 billion at December 31, 2012 and 2011, respectively. The decrease primarily resulted from share repurchases, repayment of the Company 5.875% Senior Notes in January 2012 at maturity, capital contributions made by the parent to regulated subsidiaries, cash paid for the FHP acquisition and cash dividend payments. This decrease was partially offset by dividends received from the Company’s regulated subsidiaries and earnings generated by the Company’s non-regulated entities.

R. QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of unaudited quarterly results of operations (in thousands, except per share data) for the years ended December 31, 2012 and 2011.  Due to rounding of quarterly results, total amounts for each year may differ immaterially from the annual results.

	Quarters Ended
	March 31, 2012 (1)	June 30, 2012	September 30, 2012	December 31, 2012
Operating revenues	$3,691,967	$3,517,796	$3,457,783	$3,445,817
Operating earnings	276,476	145,203	159,478	178,534
Earnings before income taxes	275,353	151,018	167,078	191,086
Net earnings	170,719	91,743	105,259	119,341
Basic earnings per common share	1.21	0.65	0.79	0.89
Diluted earnings per common share	1.20	0.65	0.78	0.88

	Quarters Ended
	March 31, 2011	June 30, 2011 (2)	September 30, 2011	December 31, 2011
Operating revenues	$3,048,938	$3,033,046	$2,975,543	$3,129,156
Operating earnings	171,473	355,101	192,613	148,943
Earnings before income taxes	170,904	356,341	187,299	143,557
Net earnings	110,233	224,495	122,681	85,696
Basic earnings per common share	0.74	1.51	0.84	0.60
Diluted earnings per common share	0.73	1.50	0.83	0.60

(1)
During the quarter ended March 31, 2012, CMS announced which contract years are subject to the CMS RADV audits and other core areas of the audit methodology. As a result of these changes, the Company recorded a non-recurring pre-tax adjustment to earnings of $133.0 million during the first quarter of 2012. See Note A, Organization and Summary of Significant Accounting Policies, to the consolidated financial statements for additional information.

(2)
On May 27, 2011, the court entered an order of final approval of a settlement and, accordingly, the Company recorded a non-recurring pre-tax adjustment that increased earnings of $159.3 million in the second quarter of 2011.

S. RELATED PARTY TRANSACTION
Mr. Daniel N. Mendelson, a director of the Company, is the Chief Executive Officer and majority owner of Avalere Health Inc. Avalere Health LLC, a wholly owned subsidiary of Avalere Health Inc., is a healthcare policy and strategic advisory firm that provides syndicated research and market information products for clients in the healthcare industry, government and the not-for-profit sector. During 2012, 2011 and 2010, the Company paid $0.2 million each year to Avalere Health LLC for these services. Consistent with the Company’s Related Person Transactions Policy, disinterested members of the Board considered the transaction and determined that the services provided would be beneficial to the Company and the amounts to be paid were immaterial to both Avalere Health, Inc. and the Company and that the terms of the contract with Avalere Health, Inc. are fair and competitive with market rates for such services.
During 2012, Mr. Joseph R. Swedish was a director of the Company and the President and Chief Executive Officer of Trinity Health, a not-for-profit, integrated health care delivery system which operates hospitals and other health care facilities in ten states. Trinity Health has entered into market based provider contracts with subsidiaries of the Company in these ten states. During 2012, 2011 and 2010, the Company paid approximately $17.5 million, $14.4 million and $18.9 million respectively to Trinity Health for health care services provided to its members. Consistent with the Company’s Related Person Transactions Policy, disinterested members of the Board’s Nominating/Corporate Governance Committee as well as disinterested members of the entire Board determined that the level of reimbursement paid to Trinity Health for services provided to its members were market based and that the total amount paid was immaterial to both Trinity Health and the Company. Since Trinity Health is a not-for-profit organization, Mr. Swedish derives no additional income as a result of the transaction between Trinity Health and the Company.

T. SUBSEQUENT EVENTS
On February 11, 2013, in its Current Report on Form 8-K, the Company announced that it and the Commonwealth of Kentucky (the “Commonwealth”) agreed to an amendment to the Company's Kentucky Medicaid contract that addresses the impact on Coventry of program changes subsequent to the effective date of the contract, specifically the smoking cessation program and outpatient reimbursements and concerns Coventry had raised over risk adjustment implementation. The amendment, among other things, increased existing rates for each of the contract years remaining under the initial term of the contract by 7%, effective January 1, 2013. In addition, the Commonwealth agreed to accelerate the effective date for the scheduled rate increase for the last year of the contract's initial term from October 1, 2013 to July 1, 2013. Subject to certain conditions, the Commonwealth also agreed to offer the Company the opportunity for contract renewal at rates no less than those in place at the end of the existing term. The parties also agreed to certain operational changes for improved member services and provider relations.

Item 15: Exhibits, Financial Statement Schedules
(a) 2. Financial Statement Schedules

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
(PARENT COMPANY ONLY)
COVENTRY HEALTH CARE, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$321,166	$634,592
Short-term investments	84,241	61,435
Other receivables, net	14,394	4,570
Other current assets	41,973	79,923
Total current assets	461,774	780,520

Long-term investments	509,421	504,022
Property and equipment, net	3,574	4,339
Investment in subsidiaries	5,507,880	5,123,007
Other long-term assets	62,894	93,444
Total assets	$6,545,543	$6,505,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$119,617	$315,175
Total current liabilities	119,617	315,175

Long-term debt	1,585,190	1,584,700
Notes payable to subsidiary	65,000	65,000
Other long-term liabilities	52,821	29,466
Total liabilities	1,822,628	1,994,341

Stockholders’ equity:
Common stock, $.01 par value; 570,000 authorized 197,080 issued and 134,573 outstanding in 2012 193,469 issued and 141,172 outstanding in 2011	1,971	1,935
Treasury stock, at cost; 62,507 in 2012; 52,297 in 2011	(1,920,749)	(1,583,313)
Additional paid-in capital	1,970,877	1,848,995
Accumulated other comprehensive income, net	69,220	60,469
Retained earnings	4,601,596	4,182,905
Total stockholders’ equity	4,722,915	4,510,991
Total liabilities and stockholders’ equity	$6,545,543	$6,505,332

See accompanying notes to the condensed financial statements.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
(PARENT COMPANY ONLY)
COVENTRY HEALTH CARE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands)

	For the years ended December 31,
	2012	2011	2010
Revenues:
Management fees charged to operating subsidiaries	$302,718	$261,798	$208,453

Expenses:
Selling, general and administrative	198,665	200,005	170,524
Depreciation and amortization	575	1,297	939
Interest expense	101,576	101,174	82,590
Total expenses	300,816	302,476	254,053

Investment and other income, net	6,256	2,353	629

Income (loss) before income taxes and equity in net earnings of subsidiaries	8,158	(38,325)	(44,971)

(Provision) benefit for income taxes	(3,093)	14,069	16,239

Income (loss) before equity in net earnings of subsidiaries	5,065	(24,256)	(28,732)

Equity in net earnings of subsidiaries	481,998	567,361	467,348

Net earnings	$487,063	$543,105	$438,616

Other comprehensive income (loss), net of tax:
Change in net unrealized gains (losses) on investments	8,751	19,388	(325)

Comprehensive income	$495,814	$562,493	$438,291

See accompanying notes to the condensed financial statements.

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
(PARENT COMPANY ONLY)
COVENTRY HEALTH CARE, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,
	2012	2011	2010
Net cash from operating activities	$84,340	$(170,263)	$(21,032)
Cash flows from investing activities:
Capital expenditures, net	444	(2,414)	518
Proceeds from the sales and maturities of investments	432,627	624,559	196,052
Purchases of investments and other	(435,100)	(1,155,558)	—
Capital contributions to subsidiaries	(134,000)	(140,192)	(142,271)
Dividends from subsidiaries	265,175	745,403	530,589
Payments for acquisitions, net	(1,375)	(7,616)	(102,356)
Net cash from investing activities	127,771	64,182	482,532

Cash flows from financing activities:
Proceeds from issuance of stock	87,671	44,624	15,484
Payments for repurchase of stock	(339,985)	(336,219)	(4,888)
Repayment of debt	(233,903)	(380,029)	—
Repayment of note to subsidiaries	—	—	(4,235)
Proceeds from issuance of debt	—	589,867	—
Excess tax benefit from stock compensation	12,210	7,619	2,925
Payments for cash dividends	(51,530)	—	—
Net cash from financing activities	(525,537)	(74,138)	9,286
Net change in cash and cash equivalents	(313,426)	(180,219)	470,786
Cash and cash equivalents at beginning of period	634,592	814,811	344,025
Cash and cash equivalents at end of period	$321,166	$634,592	$814,811

See accompanying notes to the condensed financial statements.

COVENTRY HEALTH CARE, INC.
SCHEDULE I – PARENT COMPANY ONLY FINANCIAL INFORMATION
NOTES TO THE CONDENSED FINANCIAL STATEMENTS

A.    BASIS OF PRESENTATION
Coventry Health Care, Inc. parent company financial information has been derived from its consolidated financial statements and should be read in conjunction with the consolidated financial statements included in this Form 10-K.  The accounting policies for the parent company are the same as those described in Note A, Organization and Summary of Significant Accounting Policies, to the consolidated financial statements.  The accounts of all subsidiaries are excluded from the parent company financial information.
For information regarding the Company’s debt, commitments and contingencies and income taxes, refer to the respective notes to the consolidated financial statements.
B.         SUBSIDIARY TRANSACTIONS
Through intercompany service agreements approved, if required, by state regulatory authorities, the parent company charges a management fee for reimbursement of certain centralized services provided to its subsidiaries.
The captions “Capital contributions to subsidiaries” and “Dividends from subsidiaries” on the condensed statements of cash flows include amounts from our regulated and non-regulated subsidiaries. During 2012, 2011 and 2010 we received $214.7 million, $489.4 million and $319.4 million, respectively, in dividends from our regulated subsidiaries and infused $134.0 million, $122.0 million and $11.5 million, respectively, in capital contributions into our regulated subsidiaries.